Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 8th day of September, 2006, by and among (i) WEBMETHODS, INC., a Delaware corporation (“Parent”), (ii) IOWA ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) INFRAVIO, INC., a California corporation (the “Company”), (iv) with respect only to Articles II, IV, VI, IX and XI, certain holders of capital stock of the Company listed on Exhibit A hereto (each individually, a “Key Shareholder” and collectively the “Key Shareholders”) and (v) Mary Coleman in her capacity as Shareholders’ Representative (as defined herein). Parent, Merger Sub, the Company, the Key Shareholders and the Shareholders’ Representative are referred to herein individually as a “Party” and collectively as the “Parties.” The capitalized terms used and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.
     WHEREAS, the respective Boards of Directors of Merger Sub and the Company deem it advisable and in the best interests of such corporations and their respective shareholders that Merger Sub be merged with and into the Company with the Company being the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Stock (including, without limitation, the Key Shareholders), are entering into a voting agreement dated as of the date hereof in the form attached hereto as Exhibit B (the “Voting Agreement”), providing for certain actions relating to the transactions contemplated by this Agreement;
     WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, (i) Srinivas Balasubramanian and Mukund Balasubramanian (the “Founders”) are entering into employment agreements dated as of the date hereof in the form attached hereto as Exhibit C (collectively, the “Employment Agreements”) and(ii) each of the Key Employees numbered 3, 4 and 5 on Exhibit R hereto is entering into an agreement dated as of the date hereof in the form attached hereto as either Exhibit D-1 or Exhibit D-2 (the “Key Employee Agreements”);
     WHEREAS, such Boards of Directors have approved the Merger, pursuant to which each outstanding share of Company Stock will be converted into the right to receive the applicable portion of the Total Consideration set forth in Section 1.6;
     WHEREAS, approval of the principal terms of the Merger requires the Requisite Vote, and promptly hereafter, the Company is submitting the principal terms of the Merger to the Shareholders for approval by written consent of the Shareholders; and
     WHEREAS, the Company, Parent, Merger Sub and the Key Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the CGCL, (i) Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the CGCL as a wholly owned subsidiary of Parent, and (iii) the separate existence of the Company with all of its assets, property rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
     1.2 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Articles VII and VIII, the Parties hereto shall cause the Merger to be consummated by (i) executing and filing on the Closing Date an agreement of merger in the form of Exhibit E hereto with the Secretary of State of the State of California, in such form as required by and executed in accordance with the relevant provisions of the CGCL (the “Plan of Merger”), and (ii) making such other filings and taking such other actions as may be required by Law to make the Merger effective hereinafter. The Merger shall become effective at such date and time as the Plan of Merger is accepted for filing by the Secretary of State of the State of California or at such later date and time as may be permitted or required by the CGCL and specified in the Plan of Merger by mutual agreement of Parent, Merger Sub and the Company (the date and time the Merger becomes effective being the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Plan of Merger and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the Surviving Corporation shall succeed, without other transfer, to all the rights and property of each of the Company and Merger Sub and shall be subject to all of the debts and liabilities of each of the Company and Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.
     1.4 Articles of Incorporation; Bylaws. At the Effective Time and without any further action on the part of the Parties, (i) the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL, and (ii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL.
     1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.
     1.6 Effect of Merger on Capital Stock.
          (a) The aggregate maximum consideration (the “Total Consideration”) to be paid pursuant to this Agreement by Parent and Merger Sub shall be $38,000,000, subject to adjustment as set forth in this Agreement. No adjustment shall be made in the Total Consideration paid in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of Company Options or any other options, warrants or other rights to acquire Company Stock (it being understood, however, that any such cash proceeds, to the extent in existence and constituting an asset of the Company at the Closing, would be taken into account as a cash asset in the calculation of Estimated Net Assets and Closing Net Assets and would not be excluded in calculating any adjustment to be made pursuant to Section 1.9 or Section 1.10). Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the holder of any shares of Company Stock, or the holder of any Company Options, Company Warrants or any other options, warrants or other rights to acquire or receive shares of Company Stock, the following shall occur, subject to the provisions of this Article I:
               (i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Common Stock to be canceled pursuant to the last sentence of this Section 1.6(a) and any Dissenting Shares as defined in and to the extent provided in Section 1.14) will be converted automatically into the right to receive an amount in cash, without interest, equal to the Common Closing Consideration Per Share plus an amount equal to the product of (A) the Common Pro Rata Share multiplied by (B) any proceeds or distributions of the Escrow Deposit (if, when and to the extent distributed from escrow to the Shareholders pursuant to the Escrow Agreement);
               (ii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series A Preferred Stock to be canceled pursuant to the last sentence of this Section 1.6(a) and any Dissenting Shares as defined in and to the extent provided in Section 1.14) will be converted automatically into the right to receive an amount in cash, without interest, equal to the Series A Closing Consideration Per Share plus an amount equal to the product of (A) the Series A Pro Rata Share multiplied by (B) any proceeds or distributions of the Escrow Deposit (if, when and to the extent distributed from escrow to the Shareholders pursuant to the Escrow Agreement);
               (iii) each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series B Preferred Stock to be canceled pursuant to the last sentence of this Section 1.6(a) and any Dissenting Shares as defined in and to the extent provided in Section 1.14) will be converted automatically into the right to receive an amount in cash, without interest, equal to the Series B Closing Consideration Per Share plus an amount equal to the product of (A) the Series B Pro Rata Share multiplied by

(B) any proceeds or distributions of the Escrow Deposit (if, when and to the extent distributed from escrow to the Shareholders pursuant to the Escrow Agreement);
               (iv) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series C Preferred Stock to be canceled pursuant to the last sentence of this Section 1.6(a) and any Dissenting Shares as defined in and to the extent provided in Section 1.14) will be converted automatically into the right to receive an amount in cash, without interest, equal to the Series C Closing Consideration Per Share plus an amount equal to the product of (A) the Series C Pro Rata Share multiplied by (B) any proceeds or distributions of the Escrow Deposit (if, when and to the extent distributed from escrow to the Shareholders pursuant to the Escrow Agreement);
               (v) each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series D Preferred Stock to be canceled pursuant to the last sentence of this Section 1.6(a) and any Dissenting Shares as defined in and to the extent provided in Section 1.14) will be converted automatically into the right to receive an amount in cash, without interest, equal to the Series D Closing Consideration Per Share plus an amount equal to the product of (A) the Series D Pro Rata Share multiplied by (B) any proceeds or distributions of the Escrow Deposit (if, when and to the extent distributed from escrow to the Shareholders pursuant to the Escrow Agreement); and
               (vi) each share of Series D-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of the Series D-1 Preferred Stock to be canceled pursuant to the last sentence of this Section 1.6(a) and any Dissenting Shares as defined in and to the extent provided in Section 1.14) will be converted automatically into the right to receive an amount in cash, without interest, equal to the Series D-1 Closing Consideration Per Share plus an amount equal to the product of (A) the Series D-1 Pro Rata Share multiplied by (B) any proceeds or distributions of the Escrow Deposit (if, when and to the extent distributed from escrow to the Shareholders pursuant to the Escrow Agreement).
Each share of Company Stock converted pursuant to this Section 1.6(a) shall automatically cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s respective portion of the Total Consideration set forth in this Section 1.6(a) with respect to the shares represented by such certificate. Each share of Company Stock, if any, held by the Company as treasury stock immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto.
          (b) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the holder of any shares of Company Stock or the holder of any shares of Merger Sub Common Stock, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation, and all of such shares, as converted, shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common

Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
     1.7 Stock Options, Warrants and Restricted Stock.
          (a) The Company shall take all actions necessary to provide that at the Effective Time (i) each Director Option that is outstanding, unexercised and unexpired immediately prior to the Effective Time, whether vested or unvested, and as to which the holder thereof executes a Director Option Termination Agreement shall be accelerated in full, cancelled and converted into and represent the right to receive the Option Spread Amount in accordance with the Director Option Termination Agreement, (ii) each Vested Non-Employee Option that is outstanding, vested, unexercised and unexpired immediately prior to the Effective Time, and as to which the holder thereof executes an Option Termination Agreement shall be cancelled and converted into and represent the right to receive the Option Spread Amount with respect to the vested portion of such Company Option and the unvested portion of such Company Option, if any, shall be cancelled without any payment to the holders, in accordance with the Option Termination Agreement, and (iii) all options to purchase Company Stock that are not Assumed Options shall be terminated and cancelled by the Company and shall be of no further force or effect. The amount of cash each holder of Director Options or Vested Non-Employee Options that are outstanding, unexercised and unexpired immediately prior to the Effective Time (collectively, “Cashed-Out Options”) is entitled to receive for the Cashed-Out Options held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Cashed-Out Options held by such holder. Any amount paid pursuant to this Section 1.7(a) in respect of Cashed-Out Options shall be subject to any applicable Taxes required to be withheld with respect to such payment.
          (b) At the Effective Time, the 2000 Stock Plan shall be assumed by Parent; provided that prior to Closing, the Company shall make such amendments and modifications to the 2000 Stock Plan as Parent shall reasonably request. Each Assumed Option shall be assumed by Parent in a manner consistent with Code Sections 409A and 424(a) and the Treasury regulations thereunder (including proposed regulations). Each such Assumed Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the 2000 Stock Plan, as the same may be amended (and any related Contract), pursuant to which such Assumed Option was granted and issued, in each case, as in effect immediately prior to the Effective Time, except that (x) each such Assumed Option shall become exercisable in accordance with its terms for that number of shares of Parent Common Stock equal to the product obtained by multiplying (A) the number of shares of Common Stock that were issuable upon the exercise in full of such Assumed Option immediately prior to the Effective Time by (B) the Assumed Company Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (y) the per share exercise price for the Parent Common Stock issuable upon exercise of each such Assumed Option assumed shall be equal to the quotient obtained by dividing (A) the exercise price per share of Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by (B) the Assumed Company Option Exchange Ratio, rounded up to the nearest whole cent, and (z) if a holder of an Assumed Option executes and delivers to Parent and the Company an option amendment agreement in the form attached hereto as Exhibit F (an “Option Amendment Agreement”), such Assumed Option shall vest and be immediately exercisable (subject to the provisions of the Option Amendment

Agreement). Following the assumption of the Assumed Options, all references to the Company in any such Assumed Options and the 2000 Stock Plan shall be deemed to refer to Parent.
          (c) Parent shall pay or cause the Company to pay (at the same time as any payment of any proceeds or distributions of the Escrow Deposit, if and when distributed from escrow to the Shareholders in accordance with the Escrow Agreement) to each Company Employee holding an Assumed Option immediately prior to the Effective Time (whether or not such Company Employee has executed and delivered an Option Amendment Agreement) an amount in cash per Assumed Option Share equal to: (i) the quotient obtained by dividing (x) the Aggregate Option Holdback Amount (less amounts set-off against such Aggregate Option Holdback Amount pursuant to Section 9.4(c) hereof) by (y) the number of Assumed Option Shares, less (ii) applicable Taxes required to be withheld with respect to the payment of such amount. Notwithstanding the foregoing, all amounts distributable pursuant to this Section 1.7(c) shall be paid no later than five years after the Closing Date in accordance with Proposed Regulation 1.409A-3(g)(5)(iv). Parent shall be entitled, pursuant to Section 9.4(c) hereof, to set off indemnity claims against the Aggregate Option Holdback Amount from time to time.
          (d) With respect to Director Option Termination Agreements, Option Termination Agreements and Option Amendment Agreements, the Company shall mail such agreements to the applicable holders of Company Options no later than three business days following the date of this Agreement, and shall use reasonable efforts to have such agreements executed by such holders and delivered to the Company at least one day prior to the Closing Date.
          (e) The Company shall use reasonable efforts to provide that each holder of Company Warrants shall have executed and delivered to Parent a Warrant Termination Agreement prior to the Effective Time.
          (f) The Company shall take all actions to provide that each holder of Restricted Shares, if any, shall have duly executed and delivered to Parent a Restricted Stock Amendment Agreement prior to the Effective Time. Subject to the Restricted Stock Amendment Agreements, the portion of the Merger Consideration issued in exchange for any such Restricted Shares will be unvested and subject to the same repurchase option, substantial risk of forfeiture or other similar condition to which the Restricted Shares are subject. The Company shall use reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Subject to the last sentence of this Section 1.7(f), after the Effective Time, Parent shall pay the Merger Consideration to which such Restricted Shares are entitled in accordance with the vesting schedule applicable to the Restricted Shares, subject to applicable withholdings for Taxes. Notwithstanding the foregoing, the amount of cash contributed to the Escrow Deposit on behalf of any Shareholder holding Restricted Shares pursuant to Section 1.8 shall be contributed from that portion that is vested or otherwise unrestricted and free from a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company. To the extent that the vested or unrestricted cash payable to any Shareholder pursuant to this Agreement is less than the amount to be contributed to the Escrow Deposit on behalf of such Shareholder pursuant to this Agreement, the restricted cash amounts contributed to the Escrow Deposit on behalf of such Shareholder shall vest or otherwise become free from a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company in priority to other cash amounts otherwise receivable by such Shareholder pursuant to this Agreement and no payment shall be made to such Shareholder unless and until all of the cash amounts contributed to the Escrow Deposit on behalf of such Shareholder has vested and is otherwise free from a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.
     1.8 Escrow. On the Closing Date, the Shareholders’ Representative, Parent, Merger Sub and Branch Banking and Trust Company of Virginia, a Virginia banking corporation (the “Escrow Agent”), shall enter into an Escrow Agreement in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”). In order to secure (i) the payment of the Post-Closing Adjustment, if any, pursuant to Section 1.10 hereof and (ii) the satisfaction of claims pursuant to Article IX of this Agreement, Parent is hereby directed by the Shareholder Representative to deposit with the Escrow Agent at the Closing an amount in cash equal to the Escrow Deposit and Parent shall make such deposit as so directed.
     1.9 Adjustments to Total Consideration.
          (a) At least five (5) days prior to the Closing, the Company and Parent shall jointly prepare and finalize (i) the Estimated Closing Balance Sheet and (ii) the Statement of Estimated Closing Liabilities.
          (b) The Total Consideration shall be adjusted, as indicated below, by the following amounts, if any, shown on the Estimated Closing Balance Sheet or Statement of Estimated Closing Liabilities, as applicable: (i) the Total Consideration shall be reduced dollar for dollar by the amount of any Indebtedness (other than Bridge Notes as to which the Company has timely received a Conversion Notice); (ii) the Total Consideration shall be reduced dollar for dollar by the amount of any Non-Ordinary Course Liabilities (other than Paid Transaction Expenses the payment of which has been given effect on the Estimated Closing Balance Sheet); and (iii) the Total Consideration shall be reduced dollar for dollar by the amount of the Estimated Net Assets Deficit, if any, or increased dollar for dollar by the amount of the Estimated Net Assets Surplus, if any. The adjustments set forth in this Section 1.9(b) shall be referred to herein collectively as the “Estimated Closing Adjustment.” The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Section 9.4 hereof.
          (c) No later than five (5) days prior to the Closing Date, the Company shall provide to Parent a draft statement setting forth the following information as of immediately prior to the Effective Time: (i) the names and addresses of record of each holder (each a “Holder”) of Company Stock, Company Options, Company Warrants, Bridge Notes or rights to receive payments pursuant to the Carve-Out Plans, (ii) the type and number of shares of Company Stock held by each such Holder, (iii) the number of Company Options held by each such Holder, (iv) the number and type of Company Warrants held by each such Holder, and (v) each such Holder’s allocation of Total Consideration (setting forth each security or right pursuant to which such allocation is made and the amount allocated with respect to each such security or right together with all tax withholdings required to be made in connection with the payment of such allocated amount), Escrow Deposit, Aggregate Option Holdback Amount and Aggregate Bonus Holdback Amount. The Company shall use all reasonable efforts to cause the Company Options and the Company Warrants not to be exercised after the draft of the Statement of Closing Consideration is prepared and delivered pursuant to the immediately preceding sentence. No later than two (2) business days prior to the Closing, the Parties shall agree upon a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing on an aggregate basis and not to each individual shareholder (which shall include, without limitation, provision for the payment of any Indebtedness and any Non-Ordinary Course Liabilities (other than any Paid Transaction Expenses the payment of which has been given effect on the Estimated Closing Balance Sheet)), including for each such payment an identification of the payor, the payee, the amount and the wire transfer information. The draft statement referred to in the first sentence of this Section 1.9(c) shall be finalized by the Company and Parent no later than 5:00 p.m. Eastern Time on the day before the Closing Date (such final statement, the “Statement of Closing Consideration”).
          (d) Promptly upon the Closing, the Company (or Parent on the Company’s behalf and at the Company’s direction) shall repay all Indebtedness (other than Bridge Notes as to which the Company has timely received a Conversion Notice) and all Non-Ordinary Course Liabilities (other than any Paid Transaction Expenses the payment of which has been given effect on the Estimated Closing Balance Sheet) from the Total Consideration. Without limiting the generality of the foregoing, at the Closing, the Company shall pay (or shall direct Parent to pay on the Company’s behalf) all amounts due and owing pursuant to the Carve-Out Plans and any award agreements thereunder to the participants in such Carve-Out Plans, and in connection therewith shall withhold (or direct Parent to withhold on the Company’s behalf) from such payments (i) all amounts required under applicable Law and the Benefit Plans to be withheld and shall pay (or direct Parent to pay on the Company’s behalf) to the appropriate Tax authority (and to any applicable Benefit Plan) all such amounts as required by such Law or Benefit Plan to be so paid, and (ii) in the case of the Management Bonus Plan, an amount equal to the Aggregate Bonus Holdback Amount, pro rata from each Management Bonus Plan participant in proportion to the aggregate Management Bonus Plan payments to which such participant is entitled under the Management Bonus Plan. Parent shall be entitled to rely exclusively on the amounts set forth on the Statement of Closing Consideration for the amounts of any payments to be made or withheld. Parent shall be entitled, pursuant to Section 9.4(c) hereof, to set off shareholder indemnity claims against the Aggregate Bonus Holdback Amount from time to time. Parent shall pay (or cause to be paid) and at the same time as any payment of and proceeds or distributions of the Escrow Deposit, if and when distributed from escrow to the Shareholders in accordance with the Escrow Agreement to each Company Employee as of the Closing participating in the Management Bonus Plan an amount in cash equal to such Company Employee’s pro rata share of such Aggregate Bonus Holdback Amount (less in all cases applicable Taxes required to be withheld with respect to the payment of such amount).
     1.10 Post-Closing Adjustment.
          (a) Within ninety (90) days following the Closing Date, Parent shall furnish the Shareholders’ Representative with the Closing Balance Sheet and the Statement of Closing Liabilities.

          (b) The Shareholders’ Representative shall have a period of ten (10) days after receipt of the Closing Balance Sheet to notify Parent of its election to accept or reject the Closing Balance Sheet. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. In the event no notice is received by Parent during such ten (10) day period, the Closing Balance Sheet and any required adjustments resulting therefrom shall be deemed accepted by the Shareholders’ Representative and the Key Shareholders and final and binding on the Parties hereto. In the event that the Shareholders’ Representative shall timely reject the Closing Balance Sheet, Parent and the Shareholders’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Shareholders’ Representative shall reject the Closing Balance Sheet), attempt to make a joint determination of the Closing Adjustments and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto.
          (c) In the event the Shareholders’ Representative and Parent shall be unable to agree upon a joint determination of Closing Adjustments within one hundred seventy (170) days from the Closing Date, then within one hundred eighty (180) days from the Closing Date, Parent and the Shareholders’ Representative shall submit the dispute to the Accounting Firm. Parent and the Shareholders’ Representative shall request that the Accounting Firm render its determination prior to the expiration of two hundred forty (240) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto. The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent and/or the Key Shareholders, respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm.
          (d) If the Closing Net Assets as finally determined in accordance with the provisions of this Section 1.10 is less than the Estimated Net Assets, then Parent and Stockholders’ Representative shall so notify the Escrow Agent and subject to Section 9.4(c), (i) the aggregate amount of such deficit less the amount of the Holdback Claim Amount for such deficit shall be paid to Parent by the Escrow Agent from the Escrow Deposit, as an adjustment to the Total Consideration, by wire transfer in immediately available funds within seven (7) days after such determination and (ii) Parent shall be entitled to set off and recover from the Aggregate Option Holdback Amount and the Aggregate Bonus Holdback Amount, on a pro rata basis, an amount equal to the Holdback Claim Amount for such deficit, and the Aggregate Option Holdback Amount and the Aggregate Bonus Holdback Amount shall be reduced on a pro rata basis by the amount so set off and recovered. If the Closing Net Assets as finally determined in accordance with the provisions of this Section 1.10 exceeds the Estimated Net Assets, then Parent and the Stockholders’ Representative shall so notify the Escrow Agent and (i) the aggregate amount of such surplus shall be paid by Parent to the Escrow Agent to be added to the Escrow Deposit as an adjustment to the Total Consideration by wire transfer in immediately available funds within seven (7) days after such determination and (ii) the Aggregate Option Holdback Amount shall be increased on a pro rata basis with the amount of the increase in the Escrow Deposit pursuant to clause (i) of this sentence.
          (e) If the Indebtedness and/or the Non-Ordinary Course Liabilities (other than Paid Transaction Expenses the payment of which has been given effect on the Closing Balance Sheet) determined pursuant to this Section 1.10 exceed the Indebtedness and/or the Non-

Ordinary Course Liabilities (other than Paid Transaction Expenses the payment of which has been given effect on the Estimated Closing Balance Sheet), respectively, set forth on the Estimated Closing Balance Sheet, such excess shall be paid to Parent by the Escrow Agent from the Escrow Deposit, as an adjustment to the Total Consideration, by wire transfer in immediately available funds within seven (7) days after such determination. If the Indebtedness and/or the Non-Ordinary Course Liabilities (other than Paid Transaction Expenses the payment of which has been given effect on the Closing Balance Sheet) determined pursuant to this Section 1.10 are less than the Indebtedness and/or the Non-Ordinary Course Liabilities (other than Paid Transaction Expenses the payment of which has been given effect on the Estimated Closing Balance Sheet), respectively, set forth on the Estimated Closing Balance Sheet, such deficit shall be paid by Parent to the Escrow Agent to be added to the Escrow Deposit as an adjustment to the Total Consideration by wire transfer in immediately available funds within seven (7) days after such determination. The adjustments described in Sections 1.10(d) and (e) shall be referred to collectively as the “Post-Closing Adjustment.”
     1.11 Surrender of Certificates.
          (a) Distribution of Transmittal Letter. Prior to the Closing Date, Parent shall make available to the Company, and, as soon as practicable following the Effective Time (and, in any event, within five (5) days thereafter), Parent shall cause to be mailed to each record holder of certificates evidencing shares of Company Stock to be exchanged pursuant to Section 1.6 (the “Certificates”) a letter of transmittal in the form attached hereto as Exhibit H (the “Letter of Transmittal”) and instructions for such holder’s use in effecting the surrender of the Certificates and the exercise of the rights of such holder to obtain the portion of the Total Consideration payable to such holder pursuant to Section 1.6.
          (b) Delivery of Total Consideration. Upon surrender to Parent or its designated representative of any Certificates for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with such other executed documents as may be required pursuant to the instructions set forth in the Letter of Transmittal, the holder of such Certificate shall be entitled to receive, in exchange therefor the portion of the Total Consideration to which such holder is entitled pursuant to Section 1.6 of this Agreement. Parent shall transmit the applicable portion of the Total Consideration to which such holder is entitled (subject to the portion escrowed pursuant to Section 1.6 and 1.8) in accordance with the terms of Section 1.6 hereof within three (3) days after receipt of all such holder’s Certificates for cancellation and a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with such other executed documents as may be required pursuant to the instructions set forth therein. No interest shall be paid or accrued on any portion of the Total Consideration payable pursuant to Section 1.6. Until so surrendered, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable portion of the Total Consideration payable pursuant to Section 1.6 in respect of the shares of Company Stock represented by such Certificate. Any holder of Company Stock who has not complied with this Article I shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as a general creditor thereof with respect to the applicable portion of the Total Consideration payable in respect of such shares of Company Stock pursuant to Section 1.6, without any interest thereon.

          (c) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any applicable Total Consideration or any other amount due that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (d) Withholding of Tax. Parent will be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent (or any Affiliate thereof) shall determine in good faith that they are required to deduct and withhold with respect to the making of such payment under any provision of Law relating to Taxes. To the extent that amounts are so withheld by Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of whom such deduction and withholding were made by Parent.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Total Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the holder of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.12 Further Ownership Rights in Company Stock. The applicable Total Consideration issued upon the surrender for exchange of Company Stock in accordance with the terms of this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration or transfers of shares of Company Stock on the records of the Surviving Corporation.
     1.13 Further Action. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.
     1.14 Dissenting Shares. Any holder of shares of Company Stock issued and outstanding immediately prior to the Effective Time with respect to which dissenters’ rights, if any, are available by reason of the Merger pursuant to Chapter 13 of the CGCL who has not voted in favor of the Merger or consented thereto in writing and who complies with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be entitled to receive any portion of the Total Consideration pursuant to this Article I, unless such holder fails to perfect, effectively withdraws or loses its dissenters’ rights under the CGCL. Such holder shall be entitled to receive only such rights as are granted under Chapter 13 of the CGCL. If any such holder fails to perfect, effectively withdraws or loses such dissenters’ rights under the CGCL, such Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Total Consideration to which such shares of Company Stock are entitled pursuant to this Article I, without interest. The Company shall give Parent prompt notice of any demands for appraisal pursuant to Chapter 13 of the CGCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments made with respect to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.
ARTICLE II
CLOSING
     2.1 Time and Place of the Closing. The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 300, McLean, Virginia, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof and in any event within three (3) business days thereafter, or on such other date as Parent, Merger Sub and the Company may mutually determine.
     2.2 Deliveries. At the time of the Closing, (i) the Company, the Shareholders’ Representative and each of the Key Shareholders will deliver to Parent the various certificates, instruments, and documents referred to in Section 7.8 below, and (ii) Parent and the Merger Sub will deliver to the Shareholders’ Representative and the Key Shareholders the certificates, instruments and documents referred to in Section 8.4 below.
     2.3 Shareholders’ Representative.
          (a) Each Shareholder, by virtue of the adoption of this Agreement and approval of the Merger by the holders of Company Stock (regardless of whether or not all Shareholders vote in favor of or consent to the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby, and regardless of whether at a meeting or in an action by written consent in lieu thereof), designates Mary Coleman (the “Shareholders’ Representative”) as his, her or its representative for purposes of this Agreement. The holders of Company Stock and their respective successors shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing.

In the event any Shareholders’ Representative is unable or unwilling to serve or shall resign, a successor Shareholders’ Representative shall be selected by the holders of a majority of the shares of Common Stock and Preferred Stock outstanding immediately prior to the Closing (taken together on an as-converted basis). A Shareholders’ Representative may not resign, except upon 30 days prior written notice to Parent and Merger Sub. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Shareholders’ Representative, a successor shall be appointed effective immediately thereafter and Parent and Merger Sub shall be notified promptly of such appointment by the successor Shareholders’ Representative. No resignation, nor any other replacement, of any Shareholders’ Representative is effective against Parent or Merger Sub until selection of a successor and prior written notice to Parent and Merger Sub of such selection has been provided and consent of Parent has been obtained (such consent not to be unreasonably withheld or delayed). Such consent shall be deemed to have been given if the proposed successor is any of G. Venkatesh, Joseph Tzeng, Srinivas Balasubramanian or Ido Sarig. Each successor Shareholders’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Shareholders’ Representative.
          (b) Parent and Merger Sub shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Shareholders’ Representative on behalf of the holders of Company Stock. All communications or writings to be sent to the holders of Company Stock pursuant to this Agreement may be addressed to the Shareholders’ Representative and any communication or writing so sent shall be deemed notice to all of the holders of Company Stock hereunder. The adoption and approval of this Agreement by the holders of the Company Stock shall constitute the consent and agreement of each of the holders of Company Stock that the Shareholders’ Representative is authorized to accept deliveries, including any notice, on behalf of each holder of Company Stock pursuant hereto.
          (c) The Shareholders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each holder of Company Stock, with full power of substitution in such holder’s name and on such holder’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Shareholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including without limitation Article IX hereof. This power of attorney and all authority hereby conferred is granted subject to the interest of the other holders of Company Stock hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Key Shareholder, by operation of law, whether by such holder’s death or disability or by any other event.
          (d) The Shareholders’ Representative hereby acknowledges and agrees to serve as the Shareholders’ Representative in accordance with the applicable terms hereof and to be bound by such terms.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
     As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and to Merger Sub as follows (it being understood that each representation and warranty set forth in this Article III is subject to: (a) the exceptions and disclosures set forth in the Schedule to the Disclosure Schedule corresponding to the particular subsection or paragraph, as applicable, of the section in which such representation or warranty appears, (b) any exceptions or disclosures set forth in any other subsection or paragraph which are expressly cross-referenced in such Schedule to the Disclosure Schedule, and (c) any other exception or disclosure set forth in any other Schedule to the Disclosure Schedule where it is reasonably apparent on the face of such exception or disclosure, without reference to any external document or information, that such exception or disclosure is intended to qualify such representation and warranty):
     3.1 Organization, Corporate Power and Records.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and the Company is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, other than where the failure to so qualify would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Indian Subsidiary is a private limited company duly organized, validly existing and in good standing under the laws of the Republic of India and the Indian Subsidiary is qualified to do business and in good standing in India and each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary. Each other Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each such Subsidiary is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary. All such jurisdictions in which the Company or any of its Subsidiaries are qualified are set forth on Schedule 3.1 to the Disclosure Schedule. Each of the Company and its Subsidiaries have the requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to conduct its business as now conducted, and to perform its obligations under Contracts to which it is a party or by which it is bound. No meeting has been convened or resolution proposed, or petition presented, and no order has been made under applicable Law, for the liquidation dissolution or winding-up of the Company or any of its Subsidiaries.
          (b) The books of account and other records of the Company and its Subsidiaries are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Laws. The Company has provided Parent with accurate and complete copies of the stock records and minute books of the Company and its Subsidiaries and such records reflect that every transaction of the Company and its Subsidiaries that was required to be approved by the Company’s board of directors or stockholders has been duly approved or ratified by the Company’s board of directors or stockholders, as applicable. The minute books of the Company and its Subsidiaries contain a summary that is accurate and complete of all meetings of directors or shareholders or actions by written consent since the time of incorporation of the Company or its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries has taken any corporate action without the approval or ratification of the board of directors or shareholders where such action required the approval of the board of directors or shareholders under the CGCL or other applicable Law. The Indian Subsidiary has maintained all statutory registers and has made all the statutory filings with the Registrar of Companies, Chennai in accordance with the Indian Companies Act, 1956. The stock ledger or stock records of the Company and its Subsidiaries accurately reflect all transactions involving the capital stock of the Company and its Subsidiaries. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws or any resolution adopted by the Company’s shareholders or board of directors. The Indian Subsidiary is not in default under or in violation of any provision of its Articles and Memorandum of Association or bylaws or other organizational documents of the Indian Subsidiary, or any agreement, debt instrument or material statute, regulation, judgment, decree or other legal requirement applicable to the Indian Subsidiary or any resolution adopted by the Indian Subsidiary’s shareholders or board of directors. None of the Subsidiaries of the Company (other than the Indian Subsidiary) is in default under or in violation of any provision of its organizational documents or bylaws or any resolution adopted by its shareholders or board of directors. Neither the Company nor any of its Subsidiaries has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth on Schedule 3.1 to the Disclosure Schedule.
     3.2 Authority for Agreement. Subject to obtaining the requisite shareholder approval of this Agreement and the principal terms of the Merger by the Requisite Vote, the Company and has the requisite corporate power, authority and legal right to enter into and perform its obligations under this Agreement and the Transaction Agreements to which the Company is or will be a party (the “Company Transaction Agreements”) and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has (i) unanimously approved the Merger, this Agreement and the Company Transaction Agreements and the transactions contemplated hereby and thereby and authorized the execution, delivery and performance of this Agreement and the Company Transaction Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, (ii) resolved to recommend approval by the Shareholders of this Agreement and the principal terms of the Merger and (iii) not withdrawn or modified such approval or resolution to recommend. No other corporate proceedings on the part of the Company or any of its Subsidiaries or, immediately following the execution and delivery of this Agreement, any Shareholder of the Company are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Company Transaction Agreements have been or will be duly executed and delivered by the Company and are or will be legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general. The Requisite Votes are the only votes of Shareholders of the Company necessary to approve this Agreement and the principal terms of the Merger.

     3.3 No Violation to Result. Except as set forth on Schedule 3.3 to the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Company Transaction Agreements and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries or any resolution adopted by the board of directors or Shareholders of the Company or any of its Subsidiaries, or (y) any Contract or Encumbrance to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Company or any of its Subsidiaries; (ii) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Contract or cancel, terminate or modify any such Contract; (iii) give any Government Authority or other Person a reasonable basis to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company or any of its Subsidiaries; or (v) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon the Company Stock or any Encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries. Except for the filing of the Plan of Merger with the California Secretary of State, and other than as set forth on Schedule 3.3 to the Disclosure Schedule, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is triggered by, the approval, adoption, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby. The Company has given all notices, made all filings and obtained all consents set forth on Schedule 3.3 or will have done so prior to the Closing.
     3.4 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of Common Stock, of which 3,289,987 shares have been issued and are outstanding as of the date hereof, (ii) 1,155,000 shares of Series A Preferred Stock, of which 1,155,000 shares have been issued and are outstanding as of the date hereof, (iii) 7,000,000 shares of Series B Preferred Stock, of which 5,631,579 shares have been issued and are outstanding as of the date hereof, (iv) 32,077,923 shares of Series C Preferred Stock, of which 20,402,735 shares have been issued and are outstanding as of the date hereof (v) 14,900,000 shares of Series D Preferred Stock, of which 9,708,738 shares have been issued and are outstanding as of the date hereof and (vi) 3,200,000 shares of Series D-1 Preferred Stock, of which no shares have been issued or are outstanding as of date hereof. There are no shares of the Company’s capital stock held in the Company’s treasury. Schedule 3.4(a)(i) to the Disclosure Schedule sets forth the names of the Shareholders, the addresses of record of the Shareholders and the number of shares of Company Stock owned of record and beneficially by each of such Shareholders.

          (b) All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.4(b) to the Disclosure Schedule, no restrictions on transfer, repurchase option, preemptive rights or rights of first refusal exist with respect to any shares of capital stock of the Company or any of its Subsidiaries, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by Law, the Shareholders have waived any and all such rights.
          (c) Except as set forth on Schedule 3.4(c) to the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries (including, without limitation, the Bridge Notes or other convertible debt); (iii) Contract under which the Company or any of its Subsidiaries are or may become obligated to sell or otherwise issue any shares of their capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.
          (d) Except as set forth in this Agreement in Section 6.13 or on Schedule 3.4(d) and except for the Voting Agreement, there are no proxies, voting rights, shareholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company or any of its Subsidiaries. All shares of Company Stock, all Company Options, Company Warrants, Bridge Notes and all other securities of the Company have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable Contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company or any of its Subsidiaries were validly reacquired in compliance with (A) the applicable provisions of the CGCL and all other applicable Laws, and (B) any requirements set forth in applicable Contracts. Neither Company nor or any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.
          (e) Schedule 3.4(e) to the Disclosure Schedule sets forth a list of the Company’s Subsidiaries. For each of the Company’s Subsidiaries, Schedule 3.4(e) to the Disclosure Schedule sets forth: (i) the authorized capital stock, (ii) the number of shares of each class of capital stock that have been issued and are outstanding, (iii) the number of shares of capital stock held in such Subsidiary’s treasury; (iv) the names of the shareholders of such Subsidiary (including, if different, the names of the record and beneficial owners of the Subsidiary’s capital stock); and (v) the addresses of record of such shareholders and the number of shares of each class of capital stock of such Subsidiary owned of record and beneficially by each such shareholder. Except as set forth on Schedule 3.4(e) to the Disclosure Schedule, all of the Company’s Subsidiaries are wholly owned by the Company. Except as set forth on Schedule 3.4(e), neither the Company nor or any of its Subsidiaries has any (i) direct or indirect debt, equity or other investment or interest in any Person or any joint venture or (ii) strategic alliance or teaming agreements with any Person (either pursuant to a written Contract or a Contract in the process of being negotiated). Neither the Company nor or any of its Subsidiaries has any commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).
          (f) The Statement of Closing Consideration delivered pursuant to Section 1.9(c) will be true, accurate and complete in all respects when delivered and as of the Closing. The allocation of Total Consideration to Shareholders set forth on the Statement of Closing Consideration will be (when delivered and as of the Closing) in accordance with Article I of this Agreement and the Articles of Incorporation as amended by the Charter Amendment. The provisions of Article I hereof regarding the allocation and payment of Total Consideration to the Shareholders are in accordance with the Articles of Incorporation as amended by the Charter Amendment.
     3.5 Financial Statements.
          (a) Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete, is consistent with the Company’s and its Subsidiaries’ books and records (which, in turn, are accurate and complete), presents fairly the Company’s and its Subsidiaries’ financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. Except as disclosed therein or in Schedule 3.5(a) hereto, there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. There have been no transactions involving the business of the Company and its Subsidiaries which properly should have been set forth in the Financial Statements and which have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company and its Subsidiaries and any non-operating assets, prepaid items and deposits. Since December 31, 2001, the Company’s accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has made available to Parent copies of each management letter or other letter delivered to the Company or any of its Subsidiaries by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company or any of its Subsidiaries.
          (b) Schedule 3.5(b) to the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company and its Subsidiaries as of the Balance Sheet Date. Except as set forth in Schedule 3.5(b), all existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and not subject to any counterclaim or set off. The accounts receivable that will be set forth on the Closing Date Balance Sheet (i) will represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business, and (ii) will be current and will be collected in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date). Except as disclosed on Schedule 3.5(b), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.
          (c) The accounts, books and records of the Company have recorded therein the results of operations and the assets and liabilities of the Company and each of its Subsidiaries, required to be reflected under GAAP. The Company uses reasonable efforts, consistent with industry practice for a private venture-backed software company of comparable size, to operate such that: (i) the financial records and financial statements are complete and accurate in all respects; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries and to maintain accountability for the Company’s assets; (iv) access to the Company’s assets is permitted only in accordance with management’s authorization; (v) the reporting of the Company’s assets is compared with existing assets at regular internals and appropriate action is taken with respect to any differences; (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vii) material information regarding the Company and its financial condition is accumulated and communicated to the Company’s management, including its principal executive and financial officers. There is no fraud, whether or not material, that involves management or, to the knowledge of the Company, other employees who have a significant role in the Company’s internal controls.
     3.6 Liabilities. There are no Liabilities of the Company or its Subsidiaries, other than (i) liabilities reflected on the Balance Sheet and not previously paid or discharged; (ii) accounts payable incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice (none of which in any case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law); (iii) ordinary course performance obligations under Contracts (other than as may arise or have arisen from the breach of or noncompliance with any such Contracts); (iv) the Liabilities set forth in Schedule 3.6 to the Disclosure Schedule and (v) liabilities which do not exceed $10,000 in the aggregate. Neither the Company nor any of its Subsidiaries is a guarantor for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business. Schedule 3.6 to the Disclosure Schedule provides an accurate and complete breakdown and, in the case of accounts payable, aging as of the Balance Sheet Date of (i) all accounts payable of the Company and its Subsidiaries, (ii) all notes payable of the Company and its Subsidiaries and all Indebtedness, and (iii) all Non-Ordinary Course Liabilities.
     3.7 Adverse Changes. Except as set forth on Schedule 3.7 to the Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have operated their businesses in the ordinary course and consistent with past practice and neither the Company nor any of its Subsidiaries has: (i) suffered a Material Adverse Effect ; (ii) suffered any theft, damage, destruction, or casualty loss in excess of $10,000, or suffered any interruption in the use of the Company’s or its Subsidiaries’ assets or business (whether or not covered by insurance) or suffered any destruction of its books and records; (iii) declared, set aside or paid any dividend (whether in cash, stock or property) with respect to any capital stock of the Company or its Subsidiaries or repurchased or redeemed any capital stock of the Company or its Subsidiaries; (iv) granted any current or former director, officer, employee or consultant of the Company or its Subsidiaries any bonus opportunity or increase in compensation or benefits; (v) disclosed any confidential information of the Company or its Subsidiaries (other than pursuant to agreements requiring the recipient to maintain the confidentiality of, and preserving all rights of the Company and its Subsidiaries in, such confidential information or its officers, directors, employees or consultants who have executed and are bound by such agreements); (vi) made any capital expenditures that aggregate in excess of $10,000; (vii) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach or violation of Section 6.2 hereof; or (viii) committed or agreed to any of the foregoing set forth in (i) through (vii) above.
     3.8 Employee Benefit Plans.
          (a) Schedule 3.8(a) lists each plan Benefit Plan.
          (b) Each Pension Plan which is intended to qualify under Section 401(a) of the Code so qualifies (i) with respect to the form of its plan documents and (ii) in operation and each related trust is exempt from taxation under Code Section 501(a). Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its governing instruments and all applicable Laws, including but not limited to, ERISA and the Code. No Pension Plan has ever held Common Stock or other Company securities. No Pension Plan has ever been merged with or accepted Code Section 414(l) transfers from another Employee Pension Benefit Plan.
          (c) All contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP and, except to the extent of such accruals, the Company has no Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date except for routine payments made in the normal course of business and consistent with past practice.
          (d) There has been no Prohibited Transaction with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates, any of their respective employees. There has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates or any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company, has been threatened, and the Company does not have knowledge of any fact that could form the basis for such action, suit, proceeding, hearing or investigation. No matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority. None of the directors, officers or employees (with responsibility for employee benefit matters) of the Company or any ERISA Affiliate have any knowledge of any basis for any such action, suit, proceeding, hearing or investigation.
          (e) Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever had any Liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
          (f) Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to any Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA. Benefits under each Welfare Plan, with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Company or any ERISA Affiliate, the premiums for which are paid directly by the Company or any ERISA Affiliate from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to any such Welfare Plan requires or permits retroactive increase in premiums or payments due thereunder.
          (g) Neither the Company, nor any ERISA Affiliate has ever maintained a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code.
          (h) All reports and information relating to each Benefit Plan required to be filed with a Government Authority have been timely filed and are accurate; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, and there are no restrictions on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without Liability to any participant or beneficiary thereunder.
          (i) There has been made available to Parent, with respect to each applicable Benefit Plan, the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) a true and complete copy of each written Benefit Plan and, with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) the current IRS determination or opinion letter; (v) for all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Benefit Plan; (vi) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vii) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of any Benefit Plan.
          (j) Each ERISA Affiliate is identified on Schedule 3.8(j).
          (k) Each Benefit Plan sponsored by the Company is terminable at the discretion of such entity with no more than thirty (30) days advance notice and without cost to such entity. No Employee Pension Benefit Plan, including the assets of such plan, is subject to any charge, market value adjustment, deferred rules charge or other fee that is payable by reason of the termination of such plan or investment. The Company may, without cost, withdraw their employees, directors, officers and consultants from any Benefit Plan which is not sponsored by such entity. No Benefit Plan has any provision which could increase or accelerate benefits or any provision which could increase Liability to the Company or Parent as a result of the transactions contemplated hereby, alone or together with any other event. No Benefit Plan imposes withdrawal charges, redemption fees, contingent deferred sales charges or similar expenses triggered by termination of the plan or cessation of participation or withdrawal of employees thereunder. No officer, director, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation which is inconsistent with the terms of any Benefit Plan which may be binding on such plan, the Company or any ERISA Affiliate.
          (l) Each Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409(A)(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the applicable provisions of IRS Notice 2005-1, Proposed Treasury Regulation §§ 1.409A-1 through 1.409A-6, and any subsequent guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement. Neither the Company nor any ERISA Affiliate is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.
          (m) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

     3.9 Employee Matters.
          (a) Schedule 3.9(a)(i) to the Disclosure Schedule contains a complete and accurate list of all Company Employees as of the date hereof, their respective titles as of the date hereof, the 2005 compensation paid or payable to each such Company Employee, the date and amount of each such Company Employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such Company Employee. Except as set forth on Schedule 3.9(a)(ii) to the Disclosure Schedule, (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company and its Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages resulting from such termination (other than compensation owed for services performed prior to the date of such termination), (ii) there are no severance payments which are or would reasonably be expected to become payable by the Company or its Subsidiaries to any such person under the terms of any Contract or any applicable Law, (iii) there are no other Contracts between the Company or its Subsidiaries and any such person, (iv) as of the date hereof, except as set forth on Schedule 3.9(a)(iii) to the Disclosure Schedule and except for employees Parent has notified the Company that it does not intend to retain, to the knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company or its Subsidiaries has informed the Company of any plans to terminate his, her or their employment or relationship with the Company or its Subsidiaries and (v) to the knowledge of the Company, there are no agreements between any Company Employee and any other Person which would restrict such Person’s ability to perform services for the Company or its Subsidiaries or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.
          (b) Neither Company nor any of its Subsidiaries is, or has ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or its Subsidiaries is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company or its Subsidiaries and no campaign to establish such representation is in progress. With respect to the Company and its Subsidiaries, there is no pending or, to the knowledge of the Company, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company or its Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company or its Subsidiaries, or (iv) application for certification of a collective bargaining agent.
          (c) Except as set forth on Schedule 3.9(c) to the Disclosure Schedule, the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice. Neither the Company nor any of its Subsidiaries is or has been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company or its Subsidiaries as independent contractors do satisfy and have satisfied the requirements of applicable Law to be so classified. No individual who has performed services for or on behalf of the Company or its Subsidiaries and who has been treated by the Company or its Subsidiaries as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or its Subsidiaries.
          (d) To the knowledge of the Company, no third party has claimed that any person employed by the Company or its Subsidiaries has (i) violated any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party (other than in compliance with applicable Law and any Contract to which such person is party or is bound), or (iii) interfered in the employment relationship between such third party and any of its present or former employees (other than in compliance with applicable Law and any Contract to which such person is party or is bound). To the knowledge of the Company, no person employed by the Company or its Subsidiaries has employed any trade secret or any confidential information or documentation proprietary to any former employer or violated any confidential relationship which such person had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company or its Subsidiaries.
          (e) Schedule 3.9(e) to the Disclosure Schedule lists all the Company Employees who are on leave as of the date of this Agreement relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.
     3.10 Taxes.
          (a) The Company and its Subsidiaries have filed (or has had filed on its behalf) on a timely basis all Tax Returns it is required to have filed. Neither the Company nor any of its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.
          (b) All such Tax Returns are correct and complete in all respects. All Taxes required to have been paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid on a timely basis. Neither the Company nor any of its Subsidiaries has any Liabilities for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Balance Sheet, or incurred in the ordinary course of business since the date of the Balance Sheet. There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) timely to pay any Tax.

          (c) The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to withholding Taxes and information reporting, and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid.
          (d) No claim has ever been communicated to the Company by a Government Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them are or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has commenced activities in any jurisdiction which would reasonably be expected to require the Company or any of its Subsidiaries to make an initial filing of any Tax Return with respect to Taxes imposed by a Government Authority that it had not previously been required to file in the immediately preceding taxable period.
          (e) Except as set forth on Schedule 3.10(e), neither the Company nor any of its Subsidiaries has a “permanent establishment” in any foreign country as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country and has not otherwise taken steps or conducted business operations that have exposed, or will expose it to the taxing jurisdiction of a foreign country.
          (f) There are no existing circumstances which would reasonably be expected to result in the assertion of any claim for Taxes against the Company or any of its Subsidiaries by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. There is no audit or other proceeding presently pending or threatened in writing (or to the Company’s knowledge, otherwise) with regard to any Tax Liability or Tax Return of the Company or any of its Subsidiaries or any Shareholder relating to the Company or its Subsidiaries. No issue has been raised by any Government Authority with respect to Taxes of the Company or its Subsidiaries in any prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any other taxable period of the Company or its Subsidiaries.
          (g) Neither the Company nor any of its Subsidiaries nor any person on behalf of the Company or its Subsidiaries has waived any statute of limitations or agreed to any extension of time that has continuing effect with respect to assessment or collection of any Tax for which the Company or any of its Subsidiaries may be held liable. There is not currently in effect any power of attorney authorizing any Person to act on behalf of the Company or any of its Subsidiaries, or receive information relating to the Company or its Subsidiaries, with respect to any Tax matter.
          (h) Within the meaning of Section 280G of the Code, neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, and is a party to any contract, agreement, plan or arrangement requiring the Company or its Subsidiaries to make payments to any person that would be a parachute payment as a result of any event connected with the acquisition by Parent or any other transaction contemplated by this Agreement, and neither the Company nor any of its Subsidiaries is a party to any contract or agreement that will have continuing effect after the Closing Date that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 4999 of the Code.
          (i) Neither the Company nor any of its Subsidiaries has made or agreed to make, and is not required to make, any change in method of accounting previously used by it in any Tax Return filed by the Company or any of its Subsidiaries which change in method would require the Company or any of its Subsidiaries to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company or any of its Subsidiaries has not yet filed a Tax Return; and neither is there any application pending with any Government Authority requesting permission for the Company or any of its Subsidiaries to make any change in any accounting method, nor has the Company or any of its Subsidiaries received any notice that a Government Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any of its Subsidiaries.
          (j) Neither the Company nor any of its Subsidiaries has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. Neither the Company nor any of its Subsidiaries has deferred income or Tax Liability arising out of any transaction, except to the extent adequately reserved for on its Balance Sheet, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, (iii) use of the long-term contract method of accounting or (iv) receipt of any prepaid amount on or before the Closing Date. Neither the Company nor any of its Subsidiaries has filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets.
          (k) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years. Neither the Company nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No property owned by the Company is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355). Neither the Company nor any of its Subsidiaries has ever owned (directly or indirectly) an interest in a passive foreign investment company within the meaning of Section 1297 of the Code. Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

          (l) Neither the Company nor any of its Subsidiaries has, in the past ten (10) years, (i) acquired assets from another Person (or was treated or required to be treated for Tax purposes as acquiring assets of a Person by reason of change in Tax status of such Person) in a transaction in which the federal income Tax basis for the acquired assets is required to have been determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of such transferring Person, (ii) acquired the assets of any Person in a transaction or been a party to a reorganization or other transaction to which Section 381 of the Code applied, or (iii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of such Person, whether by contract or by operation of Law pursuant to a merger or consolidation or similar transaction.
          (m) Neither the Company nor any of its Subsidiaries is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement (other than any such agreement created by the execution of this Agreement). Neither the Company nor any of its Subsidiaries (i) is or has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) or similar group of entities with which the Company or any of its Subsidiaries joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and (ii) has or has had a relationship to any other Person which would cause it to be liable for Taxes owed by any other Person, including, without limitation, Tax payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).
          (n) Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, (ii) owns any interest in an entity that either is treated as an entity disregarded as separate from its owner for federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
          (o) Neither the Company nor any of its Subsidiaries has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that was, is, or to the knowledge of the Company will ever be required to be disclosed under Treasury Regulation Section 1.6011-4. No Tax Return filed by or on behalf of the Company or any of its Subsidiaries (i) has contained a disclosure statement under Section 6662 of the Code (or any similar provision of Law), or (ii) been filed by or on behalf of the Company or any of its Subsidiaries with respect to which the Company was advised by its return preparer to consider making disclosure with respect to Section 6662 of the Code, which disclosure was not made.
          (p) There is currently no limitation on the use of Tax attributes of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code (and similar provisions of state, local or foreign Tax Law).
          (q) Schedule 3.10(q) identifies all Tax Returns that the Company or any of its Subsidiaries has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a

Government Authority. The Company and its Subsidiaries has made available to the Parent complete and accurate copies of all of the following materials: (i) all income Tax Returns filed by the Company and its Subsidiaries that relate to taxable periods ending after December 31, 2001, (ii) all examination reports relating to Taxes of the Company and its Subsidiaries issued since January 1, 2002 as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes, (iii) all statements of Taxes assessed since January 1, 2002 against or agreed to by the Company that were not shown on Tax Returns filed by the Company or any of its Subsidiaries before such assessment, (iv) all written rulings from, and written agreements with, any Government Authority relating to Taxes of the Company or any of its Subsidiaries that were either received since January 1, 2002 or would have continuing effect for any Tax Return that has not yet been filed by the Company or any of its Subsidiaries, (v) all elections relating to Taxes of the Company or any of its Subsidiaries which would have continuing effect for any taxable period ending after the Closing Date that have been filed by or on behalf of the Company or any of its Subsidiaries with any Government Authority (other than elections which are included in or apparent from Tax Returns referred to in clause (i) above), and (vi) to the extent requested in writing by Parent, any other document relating to Taxes or Tax Returns of the Company or any of its Subsidiaries or the Shareholders relating to the Company or any of its Subsidiaries.
     3.11 Property.
          (a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. Schedule 3.11(a) to the Disclosure Schedule sets forth an accurate and complete list of all real property leased by the Company and its Subsidiaries or to which the Company or its Subsidiaries may have any leasehold rights (collectively, the “Facilities”). Accurate and complete copies of all leases of real property listed on Schedule 3.11(a) to the Disclosure Schedule have been delivered to Parent. Except as otherwise disclosed on Schedule 3.11(a) to the Disclosure Schedule, no person, firm or corporation, other than the owner of such real property and the Company or its Subsidiaries, has any rights under any Contract (including any easement or right of way) to occupy or use the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) to the Disclosure Schedule are in full force and effect and constitute valid and binding agreements of the Company (or one or more of its Subsidiaries) and, to the knowledge of the Company, the other party or parties thereto in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.
          (b) Schedule 3.11(b) to the Disclosure Schedule sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company and its Subsidiaries (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in the case of (i) and (ii) valued in excess of $5,000, including an indication as to which assets are currently owned, or were formerly owned, by any current or former stockholders or Affiliates of the Company or its Subsidiaries. Accurate and complete copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to Parent. All of the personal property listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted. All personal property used by the Company or its Subsidiaries is either owned by the Company or its Subsidiaries or leased under an agreement listed on Schedule 3.11(b). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company or one or more of its Subsidiaries, as applicable, and the other party or parties thereto in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.
          (c) The Company and its Subsidiaries has good and marketable title to the Company’s and its Subsidiaries’ respective assets, free and clear of any and all Encumbrances and defects in title, other than (i) liens for taxes not yet due or payable, (ii) Encumbrances that do not materially detract from the value of the assets subject thereto, and (iii) Encumbrances set forth on Schedule 3.11(c) to the Disclosure Schedule. The Company’s and its Subsidiaries’ respective assets, taken together, are adequate and sufficient for the operation of the Company’s business as currently conducted and the Company reasonably believes that such assets, taken together, will be adequate and sufficient for operating its business immediately after the Closing, except for any inadequacy or insufficiency directly resulting from Parent’s actions or inactions or directly resulting from any contracts of Parent or actions of Governmental Authorities applicable to Parent, in each case after the Closing.
     3.12 Contracts.
          (a) Schedule 3.12 to the Disclosure Schedule sets forth an accurate and complete list of each Material Contract. To the Company’s knowledge, no Material Contract has been breached or cancelled, and no material provision of any other Contract has been breached by the other party, and the Company has no knowledge of any anticipated breach by any other party to any Material Contract or breach of a material provision by any other party to any other Contract (with or without notice or lapse of time). The Company and its Subsidiaries have performed all the obligations required to be performed by them in connection with the Material Contracts and have performed in all material respects the obligations required to be performed by them under the other Contracts, and are not in default under or in breach of any Material Contract (or default under or breach of any material provision of any other Contract), and no event has occurred which with the passage of time or the giving of notice or both would (i) result in a default or breach under a Material Contract, or default or breach under any material provision of any other Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract (or default or remedy under any material provision of any other Contract), (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Contract. Neither the Company nor any of its Subsidiaries has a present expectation or intention of not fully performing any obligation pursuant to any Material Contract or any material obligation pursuant to any other Contract. Each Contract is legal, valid, binding, enforceable against the Company or its applicable Subsidiary and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, and shall continue as such immediately following the consummation of the transactions contemplated hereby, except as a direct result of Parent’s actions or inactions or directly resulting from any contracts of Parent or actions of Government Authorities against Parent, in each case after the Closing.
          (b) The Company has made available to Parent an accurate and complete copy of all written Contracts which are required to be disclosed on Schedule 3.12 to the Disclosure Schedule, in each case together with all amendments, waivers, side letters, verbal understandings, acknowledged courses of dealing, or any other changes or modifications thereto (all of which are disclosed on Schedule 3.12 to the Disclosure Schedule). Schedule 3.12 to the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts. No Person is currently renegotiating any amount paid or payable to the Company under any Contract or any other term or provision of any Contract. Schedule 3.12 to the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any of its Subsidiaries.
     3.13 Litigation. Schedule 3.13 to the Disclosure Schedule describes all of the Proceedings that have been commenced by or against the Company or its Subsidiaries and the status thereof. Except as set forth on Schedule 3.13 to the Disclosure Schedule, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries or their respective assets before any court, agency, authority or arbitration tribunal. To the knowledge of the Company, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. None of the Company, its Subsidiaries, or any of their respective officers or other employees is subject to or in default with respect to any order, writ, injunction or decree of any Government Authority or arbitration tribunal.
     3.14 Compliance with Laws. The Company and each of its Subsidiaries have complied at all times in all material respects and are currently in compliance in all material respects with all Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority. Neither the Company, nor any of its Subsidiaries, nor any Key Shareholder, nor any of the employees, directors, principals, or agents of the Company or any of its Subsidiaries or any Key Shareholder, in each case acting, or purporting to act, directly or indirectly, on behalf of or for the benefit of the Company or any of its Subsidiaries, have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law. The Company and its Subsidiaries have all licenses, permits, approvals, qualifications or the like, from any Government or Government Authority necessary for the conduct of its business as conducted, all such items are in full force and effect and the Company and its Subsidiaries are and have at all times been in compliance in all material respects with the terms thereof. Schedule 3.14 to the Disclosure Schedule sets forth all material licenses and permits held by the Company and its Subsidiaries which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. There are no facts or circumstances in existence which are reasonably likely to prevent the Company or any of its Subsidiaries from renewing each such license and permit. Neither the Company nor any of its Subsidiaries has received any notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.14, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.14.
     3.15 Government Contracts.
          (a) Schedule 3.15(a) lists all Government Contracts and Government Bids, including the name and number of the Government Contract and the applicable solicitation name and number for the Government Bid; the name of the other contracting party; the name of the Government Authority that is the customer (if different from the contracting party); for task orders and delivery orders, the name and number of the Government Contract (including any blanket purchase agreement) under which the order was issued or the Government Bid was submitted; the date the Government Contract was awarded; and the scheduled end date of the Government Contract. Except as set forth on Schedule 3.15(a), the Company has not submitted any outstanding Government Bid that remains outstanding. The Company has made available to Parent correct and complete copies of all Government Contracts and outstanding Government Bids.
          (b) With respect to each Government Contract or Government Bid, (i) the Company has complied with all material terms and conditions of such Government Contract, including all provisions incorporated by reference or by operation of law therein, (ii) the Company has complied in all material respects with all requirements of all Laws pertaining to such Government Contract, (iii) all material representations and certifications executed by the Company pertaining to such Government Contract or Government Bid were complete and correct as of their effective date and the Company has complied with all material representations and certifications, (iv) the Company has not submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim, or other information to a Government Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (v) neither a Government Authority nor any prime contractor, subcontractor, or any other Person has notified the Company, either in writing or orally, that the Company has breached or violated any law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, (vi) no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is currently in effect nor is any such action being proposed or threatened, pertaining to such Government Contract, (vii) no cost claimed or proposed by the Company pertaining to any Government Contract or Government Bid is the subject of any audit or investigation nor, to the knowledge of the Company, has any such audit or investigation been threatened, (viii) the Company has no knowledge that any option with respect to such Government Contract will not be exercised or that any Government Contract will be terminated, cancelled, or will otherwise come to an end prior to the end of its stated term (including all option periods), (ix) there are no pending recommendations by any Government auditor that any cost claimed by the Company is unallowable, and (x) all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Government Contract are allowable pursuant to 48 C.F.R. Part 31. The Company is not in receipt or possession of any competitor or Government Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized. The Company has not misused or disclosed any classified information or any records subject to the Privacy Act (5 U.S.C. § 552a).

          (c) There exist (i) no outstanding claims against the Company, either by any Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, (ii) no delivery or performance problems with respect to any Government Contract, (iii) no claims or disputes between the Company and any Government Authority or between the Company and any prime contractor, subcontractor, vendor, or other Person, in each case arising under or relating to any Government Contract or Government Bid, (iv) no circumstances in which the Company or any other party to a Government Contract has terminated, cancelled or waived any material term or condition of any Government Contract, and (v) no projected cost overruns on any of the Government Contracts.
          (d) All technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.
     3.16 Environmental and Safety Matters. The Company and its Subsidiaries has conducted its business at all times in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or, to the knowledge of the Company, formerly owned or operated by the Company or its Subsidiaries contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Government Authority or other Person, which has not heretofore been resolved with such Government Authority or other Person, indicating that the Company or its Subsidiaries may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative Proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or its Subsidiaries concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company or its Subsidiaries. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or formerly owned or operated, by the Company or its Subsidiaries. The Company, its Subsidiaries and any of their respective properties are not subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.
     3.17 Insurance. Schedule 3.17 lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company or its Subsidiaries and any claims made thereunder. The Company has made available to Parent copies of all such insurance policies.

All of such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is nor has any of them ever been in default with respect to its obligations under any such insurance policies and neither the Company nor any of its Subsidiaries has ever been denied insurance coverage. The Company is current in all of its premiums for its insurance policies. The Company does not know of any threatened termination of, or material premium increase with respect to, any such policies. Neither the Company nor any of its Subsidiaries has ever received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs.
     3.18 Intellectual Property.
          (a) The Company or one of its Subsidiaries has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights. The Company or one of its Subsidiaries is the exclusive owner, with all right, title and interest in and to all, of the Company Intellectual Property Rights free and clear of any Encumbrances or other rights or claims of others, except for Third Party Intellectual Property Rights and licenses granted to third parties to use the Intellectual Property Rights owned by the Company or one of its Subsidiaries and listed in Schedule 3.18(a) to the Disclosure Schedule.
          (b) Schedule 3.18(b) to the Disclosure Schedule lists all material items of Company Intellectual Property Rights, including, without limitation, (i) all applications and registrations relating to the Company Intellectual Property Rights, including, without limitation, all patents and patent applications (including provisional applications, continuations and continuations-in-part) and all trademarks, service marks, trade names, fictitious names, service marks and copyright registrations owned by, or licensed exclusively to, the Company or its Subsidiaries including the jurisdictions in which each item of such Company Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed; (ii) all material items of Third Party Intellectual Property Rights, including all licenses, sublicenses and agreements related thereto to which the Company or any Subsidiary is a party and which also identifies, as applicable, each item of Third Party Intellectual Property Rights incorporated in, embedded in or included with any Product or service of the Company or any of its Subsidiaries or any product or service currently under development by the Company or any Subsidiary; (iii) all agreements or other arrangements under which the Company or any of its Subsidiaries has provided or agreed to provide or make available object or source code to any Product to any Person, including, without limitation, to end-users (other than End-User Licenses); and (iv) all other material items of Company Intellectual Property Rights. The Company has made available to Parent correct and complete copies of all registrations and applications relating to the Company Intellectual Property Rights (excluding all Third Party Intellectual Property Rights) and all licenses, sublicenses and agreements entered into by the Company or any of its Subsidiaries relating to the Company Intellectual Property Rights, each as amended to date. Neither the Company nor any of its Subsidiaries is a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Schedule 3.18(b) to the Disclosure Schedule under the terms of this Section 3.18(b). Each registration relating to Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) was properly registered and is in good standing and enforceable under applicable Laws, and except as set forth on Schedule 3.18(b)(i) to the Disclosure Schedule, no renewal, fee, payment or other actions are required to be taken with respect to any registration within six (6) months after the date hereof. Schedule 3.18(b)(i) to the Disclosure Schedule lists, for each application relating to the Company Intellectual Property Rights (other than Third Party Intellectual Property Rights), the current status of each application and the next steps required to be taken in connection with such application.
          (c) Except as set forth in Schedule 3.18(c) to the Disclosure Schedule, with respect to each item of Third Party Intellectual Property Rights and the sale, distribution and licensing of the Products, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item. All agreements, licenses and sublicenses relating to Third Party Intellectual Property Rights are legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby and without payment of any additional amounts or consideration other than ongoing fees, royalties or payments set forth in Schedule 3.18(c) to the Disclosure Schedule which the Company or any of its Subsidiaries would otherwise be required to pay and without obtaining the consent or permission of, or giving notice to, any party to such agreements, licenses and sublicenses. Neither the Company nor any Subsidiary is in breach of or default under any agreement, license or sublicense relating to Third Party Intellectual Property Rights, and to the knowledge of the Company or any Subsidiary, no third party to any agreement, license or sublicense relating to Third Party Intellectual Property Rights is in default under any such agreement, license or sublicense or has not performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material default thereunder. No proceeding is pending or, to the knowledge of the Company or any Subsidiary, is being or has been threatened, nor has any claim or demand been made, against Company or any of its Subsidiaries, which challenges the legality, validity, enforceability of any agreement relating to Third Party Intellectual Property Rights licensed to Company or any of its Subsidiaries. To the knowledge of the Company or any Subsidiary, no underlying item of Third Party Intellectual Property Rights is subject to any Encumbrance that materially interferes with or would reasonably be expected to materially interfere with the rights granted to the Company or any of its Subsidiaries with respect to such item.
          (d) The Company has made available to Parent copies of the Company’s standard forms of (i) end-user license agreements (“End-User Licenses”) pursuant to which the Company Intellectual Property Rights are licensed by the Company or any Subsidiary to any Person, and (ii) services and customer agreements (“Services Agreements”) pursuant to which the Company or any Subsidiary provides services to customers. Except as disclosed in Schedule 3.18(d) to the Disclosure Schedule which describes the material variations from the standard form of End-User Licenses and Services Agreements, as of the date hereof, neither the Company nor any of its Subsidiaries has entered into any End-User License or Services Agreement which contain terms materially different than as set forth in the standard forms of such agreements made available to Parent. Except for the agreements listed in Schedule 3.18(d) to the Disclosure

Schedule, neither the Company nor any of its Subsidiaries has made any material oral or written representations or warranties with respect to its Products or services. Except as set forth in Schedule 3.18(d) to the Disclosure Schedule and except for software bugs that do not materially affect an end-user’s use of the Products or services and that are routinely corrected by the Company’s technical support personnel, there are no material errors, omissions, issues or defects in the Products, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Products. Except as identified in Schedule 3.18(d) to the Disclosure Schedule, no Person has any right to access or use any source code owned or provided by the Company or any of its Subsidiaries other than employees of the Company or any of its Subsidiaries who are required to access such source code pursuant to their duties or those independent contractors of the Company or any of its Subsidiaries listed in the Schedule 3.18(d) to the Disclosure Schedule who are required to access such source code pursuant to their duties.
          (e) The Company and its Subsidiaries have used commercially reasonable efforts, on a world-wide basis, to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights. All officers, employees, independent contractors and consultants of the Company or its Subsidiaries who have had access to trade secrets or Company Intellectual Property Rights have executed and delivered to the Company agreements (copies of which have been provided to Parent) to maintain the confidentiality of trade secrets and the Company Intellectual Property Rights and to assign to the Company all Intellectual Property Rights arising from the services performed for the Company or its Subsidiaries by such Persons. No current or prior officers, employees, independent contractors or consultants of the Company or its Subsidiaries have claimed any ownership interest in any Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) as a result of having been involved in the development of such property while employed by or providing services to or consulting to the Company or its Subsidiaries, or otherwise. To the knowledge of the Company or any Subsidiary, there has been no violation by the Company or any Subsidiary or any employee of, or independent contractor to, the Company or any Subsidiary of the Company’s or any of its Subsidiaries’ policies or practices related to the protection of trade secrets or of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights and, to the knowledge of the Company or any Subsidiary, no third party that is a party to a confidentiality or nondisclosure agreement with the Company or any Subsidiary is in breach of any such agreement. Except as set forth in Schedule 3.18(e) to the Disclosure Schedule and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company and its Subsidiaries and the independent contractors listed on Schedule 3.18(e) to the Disclosure Schedule, within the course and scope of their employment or engagement as an independent contractor and subject to the nondisclosure and assignment of inventions agreements referred to in the second sentence of this Section 3.18(e). Except as set forth in Schedule 3.18(e) to the Disclosure Schedule, the Products were not conceived or developed outside of the United States.
          (f) No federal, state, local or other government facilities or funding or university or college facilities or funding were used in the development of the Products and no

Product or part thereof was developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in Schedule 3.18(f) to the Disclosure Schedule.
          (g) Neither the Company nor any of its Subsidiaries has received any communications alleging that the Company or any of its Subsidiaries have violated any Person’s rights in any Intellectual Property Rights or has engaged in unfair competition against any Person. Neither the development, manufacturing, marketing, licensing or sale of the Products, the performance of the services offered by the Company or any Subsidiary nor the conduct of the business of the Company or any of its Subsidiaries infringe, conflict with or misappropriate, and have not infringed, conflicted with or misappropriated, any Intellectual Property Rights of any third party. Neither the Company nor any of its Subsidiaries has any Liability for any past infringement or misappropriation of any third party’s Intellectual Property Rights. No action, suit, investigation or claim is pending or has been made or, to the knowledge of the Company or any Subsidiary, is threatened against the Company or any of its Subsidiaries with regard to any third party right in any Company Intellectual Property Rights, including any allegation of infringement or misappropriation or of any breach or default of any license or other agreement. There is no basis for each communication, action, suit, investigation and claim made against or delivered to the Company asserting (directly or indirectly) any violation, misappropriation or infringement of Intellectual Property Rights. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company or any of its Subsidiaries is a party or by which it is bound which involve indemnification by the Company or its Subsidiaries with respect to infringements of Intellectual Property Rights other than the indemnification provisions in Company’s or any of its Subsidiaries’ standard form agreements and the agreements listed on Schedule 3.18(g) to the Disclosure Schedule. To the knowledge of the Company or any of its Subsidiaries, none of the Company Intellectual Property Rights (excluding Third Party Intellectual Property Rights) is being infringed by activities, products or services of, or is being misappropriated by, any other Person.
          (h) It is not or will not be necessary to utilize any inventions of any employees, independent contractors or consultants of the Company or its Subsidiaries (or Persons the Company or its Subsidiaries currently intends to employ or engage) to conduct the business of the Company or any of its Subsidiaries as currently conducted other than inventions that have been properly assigned to the Company or its Subsidiaries as of the Closing Date by such employees, independent contractors or consultants. At no time during the conception or reduction of any of the Company’s Intellectual Property Rights (excluding any Third Party Intellectual Property Rights) to practice was any developer, inventor or other contributor to any Intellectual Property Rights subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party with regard to the subject of the Intellectual Property Rights conceived or reduced to practice for the Company or any of its Subsidiaries.
          (i) The Intellectual Property Rights owned by the Company and its Subsidiaries and the Third Party Intellectual Property Rights licensed by the Company and its Subsidiaries constitute all of the Intellectual Property Rights required by or appropriate for the continued conduct of the business of the Company and its Subsidiaries in the manner conducted up to and including the Closing Date.

          (j) Set forth on Schedule 3.18(j) to the Disclosure Schedule are all top-level Internet domain names and universal resource locators (URLs) related to the business of the Company and its Subsidiaries (“Domain Names”). The Company is the sole registrant of all Domain Names, and all registrations of Domain Names are in good standing and registered until the dates set forth on Schedule 3.18(j) to the Disclosure Schedule. To the knowledge of the Company or any Subsidiary, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, registration therefor or the right of the Company or its Subsidiaries to use a Domain Name. The Company and its Subsidiaries have all right, title and interest in and to, and rights to use on the Internet and otherwise, the Domain Names. The Company and its Subsidiaries are the owners of, or has sufficient rights to display, all content displayed on the website associated with each of the Domain Names (collectively, the “Content”), and no consent, license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by Parent or the Surviving Corporation. No facts or circumstances exist which could reasonably form the basis of a challenge relating to the unencumbered use of the Domain Names or any part thereof.
          (k) Schedule 3.18(b)(i) to the Disclosure Schedule lists all registered and unregistered trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof owned by, or purported to be owned by, the Company and its Subsidiaries. To the knowledge of the Company or any Subsidiary, no action has been taken or is pending to challenge rights to, invalidate or cancel any registration for, or the right of the Company or its Subsidiaries to use any such trademarks, service marks, trade dress, trade names, logos and corporate names.
          (l) Except as set forth on Schedule 3.18(l) to the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) transferred, or agreed to transfer or granted a right to transfer, ownership (or joint ownership) of any of the Company’s or its Subsidiaries’ Intellectual Property Rights to any third party, (ii) granted or agreed to grant to any third party any exclusive license of or right to use, or authorized the retention by any third party of any exclusive rights to use or joint ownership of, any of the Company’s or its Subsidiaries’ Intellectual Property Rights; (iii) permitted any third party to modify, improve or create derivative works of the Products, any of the Company’s or its Subsidiaries’ assets or own any Intellectual Property Rights therein; or (iv) permitted the Intellectual Property Rights of the Company or its Subsidiaries to lapse or enter the public domain.
          (m) Neither the Company nor any of its Subsidiaries has brought, or threatened to bring, any claims, actions or lawsuits alleging (i) misappropriation or infringement of any of the Company’s or its Subsidiaries’ Intellectual Property Rights or (ii) breach of any license, sublicense or other agreement authorizing another party to use any of the Company’s or its Subsidiaries’ Intellectual Property Rights, and, to the knowledge of the Company or any of its Subsidiaries, there do not exist any facts which could form the basis of any such claim, action or lawsuit. Neither Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company’s or its Subsidiaries’ Intellectual Property Rights.

          (n) No software covered by or embodying any of the Company’s or its Subsidiaries’ Intellectual Property Rights or Products has been or is being distributed, in whole or in part, or was used or is being used, in conjunction with any Public Software in a manner which would require that such software or Product be disclosed or distributed in source code form or made available at no charge. Schedule 3.18(n) to the Disclosure Schedule lists all Public Software that is incorporated in, embedded in or included with any Product or service of the Company or any of its Subsidiaries or any product or service currently under development by the Company or any Subsidiary.
          (o) Use of User Data.
               (i) The use, license, sublicense and sale by the Company or its Subsidiaries of any User Data collected from users at any website operated by the Company or its Subsidiaries and any co-branded websites which the Company or any of its Subsidiaries manages have complied in all material respects with the applicable published privacy policy at the time such User Data was collected (collectively, the “Privacy Policies”), excluding any violation that, if disclosed, would not reasonably be expected to result in a material claim against the Company or its Subsidiaries.
               (ii) The Company and its Subsidiaries are in compliance in all material respects with all Laws, Privacy Policies and contractual obligations binding on the Company and its Subsidiaries that relate to or govern the compilation, use and transfer of User Data.
               (iii) There is no suit, action or other proceeding (including any audit or investigation) pending or, to the knowledge of the Company, threatened by any Person or any Government Authority against the Company or any of its Subsidiaries involving the use, disclosure or transfer of any User Data by the Company or its Subsidiaries, nor has the Company or its Subsidiaries received any communication, written or oral, from any Government Authority regarding the use, disclosure or transfer of any User Data by the Company or its Subsidiaries.
               (iv) Neither the Privacy Policies nor any Law restricts, limits or prohibits the transfer of User Data to Parent, the Surviving Corporation or their Affiliates or otherwise limits Parent, the Surviving Corporation or their Affiliates from succeeding to all rights and privileges of Company or its Subsidiaries with respect to such User Data (it being understood that, following such transfer, such User Data will remain subject to the applicable use limitations set forth in such Privacy Policies).
               (v) To the knowledge of the Company or any of its Subsidiaries, no Person has obtained unauthorized access to User Data stored on the computer systems owned or operated by the Company or its Subsidiaries (including, without limitation, any User Data contained in any hard copy printouts), nor has there been any other unauthorized acquisition of material computerized data of the Company or its Subsidiaries (including, without limitation, any data contained in any hard copy printouts) that has compromised the security, confidentiality or integrity of any User Data maintained by the Company or its Subsidiaries in any material manner.

          (p) Schedule 3.18(p) to the Disclosure Schedule lists, all material and known unresolved warranty and support claims (including pending claims) related to the Products and any services provided to third parties by the Company and its Subsidiaries reported by customers of the Product or any services for which no patch, error correction, bug fix, or work-around exists and the nature and status of such claims including without, limitation, if material efforts are required to develop a patch, error correction, bug fix or work-around to remedy such claim.
          (q) The Company and its Subsidiaries have taken reasonable actions, consistent with industry standards, to maintain, protect and police the integrity and security of their Products and the services that it provides to customers, including the protection and policing against all unauthorized use of, access to, or “hacking” into the Products and software systems, networks, customer data files, databases and computers utilized by the Company or any Subsidiary in the operation of their respective businesses.
          (r) Except as set forth in Schedule 3.18(r) to the Disclosure Schedule, the execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company or any Subsidiary to be in violation or default under any license, sublicense or other agreement relating to Intellectual Property Rights owned or licensed to Company or any of its Subsidiaries, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way the Company’s or any Subsidiary’s ability to conduct its business as currently conducted or use or provide the use of the Company Intellectual Property Rights currently used which violation, default, termination, modification or limitation would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company or any of its Subsidiaries.
     3.19 Related Party Transactions. Neither the Company nor any of its Subsidiaries has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company or its Subsidiaries which loan is currently in effect. No officer or director of the Company or its Subsidiaries has received since December 31, 2002, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the Company Intellectual Property Rights or any other material assets or property owned or used by the Company or its Subsidiaries, in any Contracts to which the Company or any of its Subsidiaries is a party, or in any other Person with which the Company or any of its Subsidiaries is or has been party to a Contract. Except as set forth on Schedule 3.19 to the Disclosure Schedule, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities (other than ordinary course performance obligations, not in default or noncompliance, set forth in the Articles of Incorporation, as amended by the Charter Amendment or the bylaws of the Company), between the Company or any of its Subsidiaries on the one hand and any Key Shareholder or any Related Parties, on the other hand (other than ordinary course obligations to Related Parties who are Company employees which are in the nature of salary and employee benefits under plans set forth on

Schedule 3.8(a) of the Disclosure Schedule and which are not in breach, default or subject to any dispute) and all such Liabilities have been, or will be prior to Closing, repaid in full.
     3.20 Customers. Schedule 3.20 identifies the revenues received from each customer of the Company and its Subsidiaries and from each other Person from whom the Company or its Subsidiaries generated revenues in the fiscal year ended December 31, 2005 and in the first three (3) months of 2006. The relationship of the Company and its Subsidiaries with each of its customers is a good working relationship, and since the fiscal year ended December 31, 2004, there has not been any adverse change in the business relationship of the Company and its Subsidiaries with any of its customers. No customer of the Company or its Subsidiaries has terminated or threatened in writing to terminate its relationship with the Company or its Subsidiaries or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for the purchase of goods or services from the Company or its Subsidiaries, or threatened in writing to do so, and the Company does not know of any written or oral communication, fact, event or action which exists or has occurred which would indicate that any customer of the Company or its Subsidiaries would do so, whether as a result of the transaction contemplated hereby or otherwise. To the knowledge of the Company, no customer of the Company or its Subsidiaries is experiencing financial difficulties which could reasonably be expected to adversely affect full and timely payment by any such customer under any Contract with the Company or its Subsidiaries or of any amounts owed to the Company or its Subsidiaries. All revenues recognized by the Company and its Subsidiaries have been recognized in accordance with GAAP.
     3.21 Brokers. Except as set forth on Schedule 3.21 to the Disclosure Schedule, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, the Company or any of its Subsidiaries or any Key Shareholder for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company or any of its Subsidiaries or any Key Shareholder.
     3.22 Bank Accounts; Powers of Attorney. Schedule 3.22 to the Disclosure Schedule sets forth an accurate and complete list of the names and locations of all banks and other financial institutions at which the Company and its Subsidiaries maintain an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from the Company or its Subsidiaries with respect thereto as of the date of this Agreement.
     3.23 Disclosure. No representation or warranty by the Company contained in this Agreement, any Exhibits hereto or the Disclosure Schedule and no representation, warranty or statement contained in any list, certificate, schedule (including any update to the Disclosure Schedule) or other instrument, document, agreement or writing required to be furnished to, or made with, Parent at the Closing, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE KEY SHAREHOLDERS
     As a material inducement to Parent to enter into this Agreement, each Key Shareholder represents and warrants to Parent, as of the date hereof and as of the Closing, as follows:
     4.1 Organization. Such Key Shareholder that is not a natural person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization .
     4.2 Authority for Agreement. Such Key Shareholder has the requisite corporate power, authority and legal right and capacity to enter into and perform such Key Shareholder’s obligations under each Transaction Agreement to which such Key Shareholder is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Agreements to which such Key Shareholder is a party have been or will be duly executed and delivered by such Key Shareholder and are or will be legal, valid and binding obligations of such Key Shareholder, enforceable against such Key Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.
     4.3 Company Stock. Such Key Shareholder holds of record and beneficially the number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Company Options and Company Warrants as are set forth opposite such Key Shareholder’s name on Schedule 3.4(a) to the Disclosure Schedule, free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws). All other information in Section 3.4(a) and on Schedule 3.4(a) to the Disclosure Schedule with respect to such Key Shareholder is true, correct and complete. Except as set forth in this Agreement in Section 6.13 or on Schedule 3.4(d) to the Disclosure Schedule, there are no proxies, voting rights, shareholders agreements or other agreements or understandings, to which any Key Shareholder is a party or by which any Key Shareholder is bound, with respect to the voting or transfer of the capital stock of the Company.
     4.4 Brokers. Except as set forth on Schedule 3.22, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Parent, the Company or any of its Subsidiaries or such Key Shareholder for any commission, fee or other compensation payable as a finder or broker because of any act or omission by such Key Shareholder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:
     5.1 Organization. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. Each of Parent and Merger Sub has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as conducted and to perform its obligations under contracts to which it is a party or by which it is bound.
     5.2 Authority for Agreement. Each of Parent and Merger Sub has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which Parent or Merger Sub is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby are authorized. No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which Parent or Merger Sub is a party are the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.
     5.3 No Violation to Result. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other documents contemplated hereby and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time): (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (x) any of the terms of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or any resolution adopted by the board of directors of Parent or Merger Sub or stockholders of Parent or Merger Sub, or (y) any Contract or encumbrance to which Parent or Merger Sub is a party or by which it is bound; or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to Parent or Merger Sub; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person, upon any of the properties or assets of Parent or Merger Sub. Other than expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement and the other documents contemplated hereby nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.
     5.4 Brokers. Except as set forth on Schedule 5.4, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company or any of its Subsidiaries or any Key Shareholder for any commission, fee or other compensation payable as a finder or broker because of any act or omission by Parent or Merger Sub.
     5.5 Disclosure. No representation or warranty by Parent or Merger Sub contained in this Agreement or any Exhibits hereto, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Company at the Closing, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Access to Properties and Records. The Company shall, and shall cause its Representatives to, afford to Parent’s Representatives reasonable access during the Company’s normal business hours and in a manner not unreasonably disruptive under the circumstances, to all of the Company’s and its Subsidiaries’ assets, properties, books and records and Representatives in order to afford Parent as full an opportunity of review, examination and investigation as it shall reasonably request of the affairs of the Company and its Subsidiaries, and Parent and its representatives shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary. The Company shall furnish or cause to be furnished to Parent such reasonable financial and operating data and other information about the Company and its Subsidiaries, its business as presently conducted and as conducted in the past, and properties and assets which any of the Representatives of Parent may reasonably request. No information or knowledge obtained by Parent, its Representatives or any Indemnified Parties in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any provision hereof.
     6.2 Interim Covenants of the Company. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Parent or as otherwise set forth in Schedule 6.2 to the Disclosure Schedule, the Company shall (i) keep intact the Company and its Subsidiaries and its business and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted; (ii) use their reasonable efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and its Subsidiaries and retain and maintain good relationships with its clients and maintain the Company’s assets and the Facilities in good condition; (iii) perform their obligations under the Contracts; and (iv) use their reasonable efforts to maintain the goodwill and reputation associated with the Company and its Subsidiaries and (v) to the extent reasonably requested by Parent, take such actions as may be required to terminate any or all of the Benefit Plans prior to the Closing Date. Without limiting the generality of the foregoing, the Company shall not, and the Company shall not cause or permit its Subsidiaries to:

          (a) adopt or propose any change to the Articles of Incorporation (other than the Charter Amendment), Bylaws or other organizational documents of the Company or its Subsidiaries;
          (b) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;
          (c) purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or make subject to a security interest or any other Encumbrance, any of the Company’s or its Subsidiaries’ properties or assets, other than in the ordinary and usual course of its business, and not in breach of any of the provisions of this Section 6.2, in each case for a consideration at least equal to the fair value of such property or asset;
          (d) (i) grant any salary increase to, or increase the draw of, any of the officers, directors, employees or agents of the Company or its Subsidiaries, (ii) or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe or other Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement (other than with respect to any existing position that is or has become vacant) or (iii) hire, employ or engage (or agree or commit to hire, employ or engage) any new employees or consultants (other than with respect to any existing position that is or has become vacant), or terminate the employment of any existing employees;
          (e) except with the prior written consent of Parent (not to be unreasonably withheld), incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;
          (f) except for a lease on the terms set forth on Schedule 6.2(f) hereto, enter into any leases of real property;
          (g) enter into any leases of equipment and machinery except in the ordinary course of business;
          (h) enter into any Contract (i) which would be required to be listed on Schedule 3.12 to the Disclosure Schedule had it been entered into prior to the date hereof or (ii) in which any Affiliate of the Company, any of its Subsidiaries or any Key Shareholder has any beneficial interest;
          (i) amend or prematurely terminate, or waive any material right or remedy under, any Contract;
          (j) write-off as uncollectible, or establish any extraordinary reserve with respect to, or accelerate the collection of any account receivable or other receivable, or defer or postpone the payment of any account payable;
          (k) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s or its Subsidiaries’ capital stock or any other securities, other than shares of Company Stock issued upon the exercise of Company Options that are outstanding on the date hereof;
          (l) redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s or its Subsidiaries’ capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock;
          (m) create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;
          (n) pay or apply any of the Company’s or its Subsidiaries’ assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of any Key Shareholder or any Affiliate thereof;
          (o) change any of its methods of accounting or accounting practices in any respect;
          (p) commence or settle any legal proceeding, action, demand, or claim against the Company or its Subsidiaries;
          (q) make, amend or revoke any election with respect to Taxes, amend any Tax Return, or settle or compromise any Tax Liability;
          (r) take any action, fail to take any action or enter into any agreement or understanding that causes the Company or its Subsidiaries or any Key Shareholder to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Material Contract or any permit, license or other right of the Company or its Subsidiaries; and
          (s) agree or commit to do any of the foregoing.
     6.3 Publicity and Disclosure. Parent and the Company shall agree with each other as to the form and substance of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) to any Person unless previously approved by Parent and the Company in writing. Notwithstanding the foregoing, nothing contained in this Section 6.3 shall prohibit any Party from making any disclosure required by applicable Laws, regulations or stock market rules, after using reasonable efforts to give notice to Parent or the Shareholders’ Representative, as the case may be, and an opportunity to comment on such disclosure.

     6.4 No Solicitation. Neither the Company nor any of the Key Shareholders shall (and the Company shall cause the Company’s Representatives and Subsidiaries not to) solicit or knowingly encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (i) all or a substantial portion of the business or assets of the Company and its Subsidiaries’ (including, without limitation the Company Intellectual Property Rights), or (ii) the Company’s or its Subsidiaries’ capital stock or other securities, in each case whether by stock purchase, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license or otherwise (any of the foregoing, a “Competing Transaction”). The Company and the Key Shareholders shall, and the Company shall cause its Representatives and Subsidiaries to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Competing Transaction, and shall promptly provide Parent with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company, its Subsidiaries, the Key Shareholders or by any of the Company’s Representatives from any person, which notice shall contain the identity of such person or entity, the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal; provided that, in the event that disclosure to Parent of such information regarding a Competing Transaction causes a breach of a nondisclosure agreement to which the Company is a party with the Person making the notice inquiry or proposal and which was entered into prior to April 11, 2006, such breach shall be disregarded for the purposes of Sections 7.1 and 7.2 hereof. The Company represents and warrants to Parent that (i) this Section 6.4 does not and will not conflict with or violate any agreement, understanding or arrangement, whether written or oral, to which the Company, the Key Shareholders, the Company’s Subsidiaries or the Company’s officers, employees, stockholders or agents are currently bound, and (ii) no breach or violation of the Letter of Intent has occurred and no such breach or violation is continuing.
     6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or any Key Shareholder, respectively, contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any failure of the Company or any Key Shareholder, respectively, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Company or any Key Shareholder hereunder. The delivery of any notice pursuant to this Section 6.5 shall not be deemed to (x) modify the representations or warranties hereunder of the Company or any Key Shareholder, (y) modify the conditions set forth in Article VII or (z) limit or otherwise affect the remedies available hereunder to Parent.
     6.6 Tax Matters.
          (a) Transfer Taxes, Etc. Notwithstanding any provision to the contrary in this Agreement, all Transfer Taxes incurred by Shareholders in connection with the transactions contemplated by this Agreement shall be paid by the Shareholders when due. The Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable law, the Parent shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (b) Characterization of Indemnity Payments. The Parent and the Shareholders agree to treat any payment made by the Shareholders to the Parent hereunder as an adjustment to the Total Consideration.
     6.7 [Reserved.]
     6.8 Reasonable Efforts. Each Party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required to consummate the Merger and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (c) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of all conditions hereto. If applicable, the Parties shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 as promptly as practicable after the date hereof.
     6.9 Company Employees. The Company agrees that promptly after the date hereof it shall allow Parent to make a presentation to the Company’s and its Subsidiaries’ employees and to interview such employees for continued employment with the Company or its Subsidiaries after the Closing. The Company will use all reasonable efforts to cause such Company’s and its Subsidiaries’ employees to make available their employment services to the Surviving Corporation. At the Closing, the Company shall supplement Schedule 3.9(a)(i) to the Disclosure Schedule with a complete and accurate list of all Company Employees as of the Closing Date.
     6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the board of directors of the Company shall use reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Merger and such other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms set forth in this Agreement and otherwise act to eliminate the effects of any Takeover Statute on the Merger and any of the other transactions contemplated by this Agreement.
     6.11 Benefit Plans.
          (a) Effective immediately preceding the Closing, the Company will terminate any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and, at the request of Parent, the Company will provide Parent with evidence that such plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority. In addition, at the request of Parent, the Company will terminate any one or more Welfare Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective as of the date specified by Parent (but in no event to be effective prior to immediately prior to the Closing) and, at the request of Parent, the Company will provide Parent with evidence that such Welfare Plans have been so terminated pursuant to resolutions duly adopted by the Board of Directors of the Company or other duly-designated authority. The Company also shall take such other actions in furtherance of terminating such Benefit Plans as Parent may reasonably require.
          (b) To the extent permitted under applicable Law and under the terms of the applicable Parent employee benefit plan (including any applicable break in service or similar rule), each Company Employee who is a participant in a Benefit Plan (a “Company Participant”) shall be given service credit for all purposes, including for eligibility to participate (provided that no retroactive contributions shall be required), eligibility for vesting under Parent’s employee benefit plans and arrangements (other than the 2000 Stock Plan, as to which the provisions of Article I and the Option Amendment Agreements and Restricted Stock Amendment Agreements shall control, and any Parent equity or option plans) with respect to his or her length of service with the Company prior to the Closing Date; provided, however, that no such credit shall be given for purposes of the accrual of benefits, eligibility for any post-employment welfare benefits, or for purposes of determining the amount of benefits that may become payable under any severance plans or programs maintained by the Parent. To the extent permitted under applicable Law and the terms and provisions of Parent’s employee benefit plans and arrangements, Parent shall use reasonable efforts to cause any and all pre-existing conditions (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee welfare benefit plans and arrangements to be waived with respect to such Company Participants (and their beneficiaries) and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent employee welfare benefit plans or arrangements in which they are eligible to participate after the Closing Date; provided however, that, as a condition to Parent’s obligation to provide such credit, the administrator of the relevant Parent employee benefit plans shall have first received a complete and accurate listing of such expenses incurred by the Company Participants from January 1, 2006 (or, if earlier, the first day of the applicable plan year) through the date on which their participation in such Parent plans commences. Nothing in this Section 6.11(b) shall prevent Parent from changing its compensation structure or employee benefit programs or obligate Parent to provide any particular type or amount of compensation or benefits to any employee. This Section 6.11 is not intended, nor will be interpreted, to provide or create any third party beneficiary rights in any Company Employee.
     6.12 Key Shareholder Waiver and Termination. For the benefit of Parent, each of the Company and the Key Shareholders hereby agree that Section 6.1 of the Amended and Restated Investors’ Rights Agreement, dated April 6, 2004, by and among the Company and the Founders and Investors named therein, is hereby amended by adding the following sentence at the end thereof: “Notwithstanding anything to the contrary herein, this Agreement shall automatically terminate and be of no further force and effect and no party shall have any right or obligation with respect hereto or arising from the termination hereof upon the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of September 6, 2006, by and among webMethods, Inc., Infravio, Inc., Iowa Acquisition Corp., the Shareholders’ Representative and the Key Shareholders named therein.”
     6.13 Company Shareholder Approval.
          (a) Promptly, but in no event later than one (1) business day after the execution of this Agreement, and in accordance with the CGCL, the Company shall submit this Agreement, the Merger and the transactions contemplated hereby and thereby, together with a consent solicitation statement describing the Company, the principal terms of the Merger and the transactions contemplated hereby in form and substance that complies in all respects with the CGCL, the Company’s Articles of Incorporation and the Bylaws and which includes the unanimous approval and recommendation of the Company’s board of directors in favor of the Merger, this Agreement, the other documents contemplated hereby and the transactions contemplated hereby and thereby (the “Consent Solicitation Statement”) to all of the Shareholders for approval as provided by the CGCL and the Company’s Articles of Incorporation and Bylaws. The Company shall use its reasonable efforts to solicit and obtain within two (2) business days of the date of this Agreement, written consents of the Shareholders constituting the Requisite Votes to approve the Merger and the principal terms of this Agreement (“Written Consents”) and to enable the Closing to occur as promptly as practicable following the date hereof. Prior to the distribution of the Consent Solicitation Statement or any amendment or supplement thereto, Parent and its counsel shall be provided copies of the Consent Solicitation Statement (or such amendment or supplement thereto) and shall be provided a reasonable opportunity to review and comment thereon. The Company shall comply with the CGCL and all other applicable Law with respect to the submission of this Agreement and the principal terms of the Merger to the Shareholders, the distribution of the Consent Solicitation Statement and the solicitation of the Written Consents. Each Party hereto agrees that the information supplied by such Party for inclusion in the Consent Solicitation Statement will not, on the date the Consent Solicitation Statement is first sent or furnished to the Shareholders or at any time Written Consents are being solicited, contain any statement which, at such time, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.
          (b) Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify the recommendation of the board of directors of the Company that the Shareholders adopt and approve this Agreement and the Merger.
          (c) With respect to any potential “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) that may be made in connection with the transactions contemplated by the Agreement, the Company shall (in a manner satisfactory to Parent): (i) use its reasonable efforts to secure from each of the Persons who is expected to receive any such potential “parachute payments” and who is a “disqualified individual,” a waiver of each such Person’s right to the portion of any such payments that would constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) (the “280G Payments”);

(ii) promptly submit the 280G Payments for approval by the Company’s shareholders by the requisite vote (in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1); and (iii) deliver to Parent evidence reasonably satisfactory to Parent that the shareholder vote was held in conformance with Section 280G and Treasury Regulation Section 1.280G-1, and either (x) the requisite shareholder approval was obtained with respect to the 280G Payments; or (y) the requisite shareholder approval was not obtained with respect to 280G Payments and, as a consequence, the waivers described above shall instead be effective.
     6.14 Indemnification of Officers and Directors; Insurance.
          (a) From and after the Effective Time until the date which is forty-two (42) months following the Effective Time, Parent will cause the Company and its Subsidiaries, and the Surviving Corporation and its Subsidiaries, to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement with each person who is a current or former director or officer of the Company or its Subsidiaries, and (ii) any indemnification provision and any exculpation provision set forth in the Articles of Incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement.
          (b) The Surviving Corporation shall keep in effect, for a period of six years after the Closing Date, the provisions in its articles of incorporation and bylaws providing for exculpation of director liability and its indemnification of officers and directors of the Company (the “Indemnified Officers/Directors”), which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Indemnified Officers/Directors.
          (c) Prior to the Effective Time, the Company may purchase a tail policy relating to its directors’ and officers’ liability insurance covering Persons who are currently covered by the Company’s officers’ and directors’ liability insurance policies with respect to actions or omissions occurring prior to the Effective Time. To the extent such tail policy has been fully paid prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain such policy in effect for the applicable policy period.
     6.15 Amendment to Articles of Incorporation. Promptly after the execution and delivery of this Agreement and the receipt of the requisite shareholder approval (which shall in any event be solicited and obtained together with the written consent referred to in Section 6.13(a) hereof), the Company shall duly file an amendment to its Articles of Incorporation in the form attached hereto as Exhibit I (the “Charter Amendment”) with the Secretary of State of the State of California.
     6.16 Registration Statement on Form S-8. Prior to the Closing Date, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance upon the exercise of the Assumed Options. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable upon exercise of the Assumed Options as soon as is reasonably practicable (but in no event more than ten days) after the Effective Time and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) thereafter for so long as any of such options or other rights remain outstanding. Parent shall approve all Assumed Options for purposes of exempting such options from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.
     6.17 Disclosure Schedules.
          (a) The disclosure schedule to this Agreement (the “Disclosure Schedule”) shall be arranged in Schedules corresponding to the Sections, subsections and paragraphs contained herein. Nothing in the Disclosure Schedules shall be deemed to disclose an exception to any representation or warranty made in Article III or Article V unless it describes the relevant facts in such reasonable detail as the context requires.
          (b) To the extent that any matter arises or comes into existence after the date hereof and prior to the Closing that (i) is required to be described by the Company in the Company’s Disclosure Schedule in order for the Company’s representations and warranties to be accurate at and as of the Closing as if made at and as of the Closing, and (ii) does not relate to, constitute, or arise from any Breach of any representation, warranty, covenant or agreement of the Company or the Key Shareholders made herein (such matter, a “Company Unanticipated Development”), then from time to time prior to the Closing, the Company may deliver to Parent in writing a proposal to amend, supplement or revise the Company’s Disclosure Schedule with respect to any such Company Unanticipated Development with a disclosure of such Company Unanticipated Development and its relevant facts in reasonable detail, together with a statement identifying which of the Company’s Disclosure Schedule such disclosure shall be deemed to amend, supplement or revise (such proposal, a “Company Proposed Supplement”). If Parent reasonably determines that such Company Proposed Supplement satisfies the terms and conditions of this Section 6.17(b), such Company Proposed Supplement shall be effective for purposes of the indemnification obligations set forth in Section 9.1(a)(i) hereof with respect to representations and warranties made at the Closing, but shall in no way be effective for purposes of amending, supplementing or revising any representation or warranty made on the date hereof, shall not be deemed to cure any breach, inaccuracy or misrepresentation made as of the date hereof, and shall be disregarded for purposes of Section 7.1 and Section 10.1(a)(ii) hereof.
          (c) To the extent that any matter arises or comes into existence after the date hereof and prior to the Closing that (i) is required to be described by Parent in Parent’s Disclosure Schedule in order for Parent’s representations and warranties to be accurate at and as of the Closing as if made at and as of the Closing, and (ii) does not relate to, constitute, or arise from any Breach of any representation, warranty, covenant or agreement of Parent made herein (such matter, a “Parent Unanticipated Development”), then from time to time prior to the Closing, Parent may deliver to the Company in writing a proposal to amend, supplement or revise the Parent’s Disclosure Schedule with respect to any such Parent Unanticipated Development with a disclosure of such Parent Unanticipated Development and its relevant facts in reasonable detail, together with a statement identifying which of Parent’s Disclosure Schedule such disclosure shall be deemed to amend, supplement or revise (such proposal, a “Parent Proposed Supplement”). If the Company reasonably determines that such Parent Proposed Supplement satisfies the terms and conditions of this Section 6.17(c), such Parent Proposed

Supplement shall be effective for purposes of the representations and warranties made at the Closing, but shall in no way be effective for purposes of amending, supplementing or revising any representation or warranty made on the date hereof, shall not be deemed to cure any breach, inaccuracy or misrepresentation made as of the date hereof, and shall be disregarded for purposes of Section 8.1 and Section 10.1(a)(i) hereof.
ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB
     The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by Parent or Merger Sub in writing.
     7.1 Representations and Warranties. All of the representations and warranties of the Company and each of the Key Shareholders contained in this Agreement shall have been true, correct and complete in all material respects on and as of the date hereof (other than the representations and warranties set forth in Sections 3.4 (Capitalization), 3.18 (Intellectual Property) and 4.3 (Company Stock) and those representations and warranties that are qualified by “material,” “Material Adverse Effect” and the like, which shall have been true, correct and complete in all respects on the date hereof) and shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than the representations and warranties set forth in Sections 3.4 (Capitalization), 3.18 (Intellectual Property) and 4.3 (Company Stock) and those representations and warranties that are qualified by “material,” “Material Adverse Effect” and the like, which shall be true, correct and complete in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date); provided that, in each case, those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date.
     7.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company or any Key Shareholder on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date.
     7.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company following the Closing shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no Proceeding of any nature pending or threatened, against Parent, the Company or any Key Shareholder, their respective properties or any of their respective officers or directors that could (i) have a Material Adverse Effect on the Company or any of its Subsidiaries (ii) have a Material Adverse Effect on Parent or (iii) materially adversely affect the right or ability of any Key Shareholder to consummate the transactions contemplated by this Agreement.
     7.4 No Material Adverse Effect. There shall not have occurred an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken together as a whole.
     7.5 Governmental, Regulatory and Other Consents and Approvals. All of the consents, approvals, assignments and actions of, filings with and notices to any Government Authority or any other public or private Persons required of any Key Shareholder, the Company or Parent to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, the regulatory approvals, if any, required under the Laws of the Republic of India, as well as those listed on Schedule 7.5 shall have been obtained (and executed copies thereof delivered to Parent).
     7.6 Written Consents. The holders of (i) 100% of the issued and outstanding Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock, (ii) at least 75% of the issued and outstanding Series A Preferred Stock and (iii) at least 90% of the issued and outstanding Common Stock shall have delivered to the Company properly completed and executed Written Consents to approve this Agreement and the principal terms of the Merger and the documents and transactions contemplated hereby. The holders of no more than 1% of the issued and outstanding shares of Common Stock and Series A Preferred Stock (together on an as-converted basis) and no holders of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-1 Preferred Stock shall have indicated to the Company or Parent their intention to exercise dissenter’s rights.
     7.7 Employment Agreements and Key Employee Agreements. The Employment Agreements and the Key Employee Agreements shall be in full force and effect and the Company Employees party thereto shall remain employed with the Company and none of such Company Employees shall have indicated any intention to terminate his or her employment with the Company.
     7.8 Closing Deliveries of the Company. At the Closing, the Company, the Shareholders’ Representative and each of the Key Shareholders, as appropriate, shall have performed and delivered the following:
          (a) the Company shall have delivered full releases of record, to the reasonable satisfaction of Parent, of all Encumbrances securing any Indebtedness and all Non-Ordinary Course Liabilities of the Company which have been paid in full prior to or at the Closing, and shall deliver termination statements relating to all financing statements covering such Liabilities, if any;
          (b) at least 85% of the Company Employees that are part of the Company’s or any of its Subsidiaries’ engineering staff as of the date hereof (the “Engineering Employees”) shall have executed and delivered to Parent both (i) an Offer Letter with Parent in the form attached hereto as Exhibit J (but only if such Engineering Employee is not a Key Employee or Founder) and (ii) a Non-Disclosure Agreement with Parent in the form attached hereto as Exhibit K (the “NDA”);
          (c) each holder of Company Warrants and the Company shall have duly executed and delivered to Parent a Warrant Termination Agreement;
          (d) each of the Key Shareholders and all of the officers, directors, employees and Affiliates of the Company shall have delivered to Parent evidence of repayment in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company, together with the original of each Company Warrant held by such holder;
          (e) the Company shall have executed and delivered to Parent a certificate of its secretary, setting forth certified copies of the organizational documents of the Company and the resolutions of its board of directors and Shareholders (or other evidence reasonably satisfactory to Parent) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such organizational documents and resolutions have not been amended or rescinded and are in full force and effect;
          (f) the Company shall have executed and delivered to Parent an officer’s certificate certifying to the matters set forth in Sections 7.1 and 7.2;
          (g) the Company shall have delivered to Parent a good standing certificate from the jurisdiction of its incorporation and from each state in which it is qualified to do business, each dated as of a date reasonably close to the Closing Date;
          (h) the holder of each Bridge Note shall have delivered to the Company such original Bridge Note together with either (i) a duly executed Conversion Notice or (ii) a duly executed a payoff letter in the form attached hereto as Exhibit L (a “Payoff Letter”) with respect to such Bridge Note;
          (i) each other creditor of the Company shall have delivered to the Company full written releases, to the reasonable satisfaction of Parent, of all Liabilities and Encumbrances arising from, relating to or securing any Indebtedness, including without limitation duly executed UCC lien release filings;
          (j) the Company shall have caused to be delivered to Parent the opinions of GCA Law Partners LLP and Cooley Godward LLP, counsel to the Company in the forms attached hereto as Exhibit M-1 and Exhibit M-2, respectively, and the opinion of Ganesh Rajan & M. Savavanan, Advocates, counsel to the Indian Subsidiary, in the form attached hereto as Exhibit M-3;
          (k) the Company shall have executed and delivered a properly executed FIRPTA Notification Letter, which states that the Company Stock does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the IRS on behalf of the Company;
          (l) the Company, the Shareholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;
          (m) Parent shall have received a certified copy of the certificate of incorporation of the Indian Subsidiary;
          (n) Parent shall have received documentation in form satisfactory to Parent evidencing the appointment of at least two nominees of Parent as additional directors of the Indian Subsidiary and authorizing the secretary of the Indian Subsidiary or any other official of the Indian Subsidiary to file a return on Form 32 with the concerned Registrar of Companies;
          (o) it shall have been demonstrated to Parent’s satisfaction that as of the Effective Time, each share of capital stock of the Indian Subsidiary will be either (i) legally held by the Company in accordance with all applicable Laws or (ii) legally held by one or more nominees as directed by Parent and beneficially held by the Company in accordance with all applicable Laws.
          (p) the Company shall have duly filed the Charter Amendment with the Secretary of State of the State of California and such Charter Amendment shall have been accepted for filing and shall not have been revoked;
          (q) the Company shall have secured the waivers, conducted the shareholder vote, and delivered to Parent the results of such shareholder vote, all as contemplated by Section 6.13(c);
          (r) each of the holders of Restricted Shares, if any, shall have duly executed and delivered to Parent and the Company a Restricted Stock Amendment Agreement; and
          (s) the Key Employees numbered 6, 7, 8, 9, 10 and 11 on Exhibit R hereto shall have executed and delivered to Parent both (i) a Key Employee Agreement and (ii) the NDA, and each such agreement shall be in full force and effect and such Key Employees shall remain employed with the Company and none of such Key Employees shall have indicated any intention to terminate his or her employment with the Company.
ARTICLE VIII
CONDITIONS TO THE COMPANY’S OBLIGATIONS
     The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Company in writing.

     8.1 Representations and Warranties True at the Closing Date. All of the representations and warranties of Parent contained in this Agreement shall have been true, correct and complete in all material respects on and as of the date hereof (other than those representations and warranties that are qualified by “material,” “Material Adverse Effect” and the like, which shall have been true, correct and complete in all respects on the date hereof) and shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (other than those representations and warranties that are qualified by “material,” “Material Adverse Effect” and the like, which shall be true, correct and complete in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date); provided that, in each case, those representations and warranties which speak as of a specific date need only be true, correct and complete on and as of such date.
     8.2 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Parent on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects on or before such date.
     8.3 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.
     8.4 Shareholder Approval. This Agreement and the principal terms of the Merger shall have been approved by the Shareholders in accordance with the Articles of Incorporation as amended by the Charter Amendment and the CGCL.
     8.5 Closing Deliveries of Parent and Merger Sub. At the Closing, Parent shall have performed and delivered the following, subject to waiver, in part or in full, by the Company:
          (a) Parent and Merger Sub shall have executed and delivered to the Company an officer’s certificate certifying to the matters set forth in Sections 8.1 and 8.2;
          (b) Parent shall have executed and delivered to each of the Engineering Employees who are neither Key Employees nor Founders an Offer Letter with the Company in the form attached hereto as Exhibit J; and
          (c) Parent, Merger Sub and the Escrow Agent shall have executed and delivered the Escrow Agreement.
ARTICLE IX
INDEMNITY
     9.1 General Indemnification. Each Shareholder, jointly and severally, each holder of Assumed Options, jointly and severally (through the Aggregate Option Holdback Amount), and each recipient of Management Bonus Plan Payments, jointly and severally (through the Aggregate Bonus Holdback Amount), covenants and agrees to indemnify, defend, protect and hold harmless the Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly: (i) the Breach of any representation or warranty made by the Company or any Key Shareholder set forth in this Agreement, in any Company Proposed Supplement that complies with Section 6.17(b) hereof or, subject to the last sentence of Section 6.17(b), in any other agreement or certificate required to be executed and delivered contemporaneously herewith or at the Closing (but excluding the Employment Agreements and the Key Employee Agreements); provided that, the liability of any Key Shareholder in excess of the Escrow Deposit for any Breach of any representation or warranty set forth in Article IV hereof or in the Voting Agreement or the Letter of Transmittal shall be several and not joint (and the corresponding liability of such Key Shareholder for any indemnification under Section 9.1(ii) for any Breach of such representation or warranty set forth in Article IV hereof or in the Voting Agreement or the Letter of Transmittal shall also be several and not joint to the extent that such liability exceeds the Escrow Deposit); (ii) the Breach of any covenant or agreement on the part of the Company or any Key Shareholder set forth in this Agreement or in any agreement or certificate required to be executed and delivered by the Company or any Key Shareholder contemporaneously herewith or at the Closing pursuant to this Agreement or in the transactions contemplated hereby (but excluding the Employment Agreements and the Key Employee Agreements); (iii) the amounts of any Indebtedness (other than Bridge Notes as to which the Company has timely received a Conversion Notice) or Non-Ordinary Course Liabilities in excess of the amounts finally determined pursuant to Section 1.10 hereof but which were not taken into account in the Post-Closing Adjustment or the Estimated Closing Adjustment; (iv) the Benefit Plans and any and all benefits accrued under the Benefit Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with the form or operation of the Benefit Plans on or prior to the Closing Date (other than any such Liabilities that reduce or are paid from the Total Consideration pursuant to Section 1.9 hereof); (v) any indemnification payments by Parent or the Company (to the extent not covered by insurance), resulting from the Company’s actual fraud, intentional misrepresentation or criminal matters or from a Breach by the Company or any Key Shareholder of this Agreement, the Company Transaction Agreements, the Voting Agreement or the Escrow Agreement to persons who were officers or directors of the Company or any of its Subsidiaries at or prior to the Closing pursuant to indemnification provisions contained in any Contract with the Company or any of its Subsidiaries or under the Articles of Incorporation, as amended by the Charter Amendment or bylaws of the Company or any of its Subsidiaries (“D&O Payments”); (vi) the matters set forth on Appendix C; (vii) any inaccuracies in the Statement of Closing Consideration delivered pursuant to Section 1.9(c); (viii) any and all Liabilities for Taxes (x) in connection with or arising out of the activities or business of the Company or its Subsidiaries on or prior to the Closing Date in excess of the amount of such Taxes reflected as a liability in the computation of Closing Net Assets, or (y) owing by any Person other than the Company or its Subsidiaries for which the Company or its Subsidiaries may be liable and which arises from events or circumstances existing or occurring on or before the Closing Date, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by Contract; (ix) with respect to each Dissenting Share, any payments by Parent in respect of demands for appraisal of such Dissenting Shares to the extent such payments exceed the net amount paid to a share of Company Stock of a same class and series that is not a Dissenting Share, taking into account this Article IX and the Escrow Agreement; (x) the failure by the Company to make any notices or obtain any consents, licenses, permits or approvals listed or required to be listed on Schedule 3.3 to the Disclosure Schedule.
     9.2 Third Party Claims. In the event of the assertion or commencement by any Person of any claim, demand or Proceeding (whether against Parent or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article IX, Parent shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim, demand or Proceeding on its own; provided, however, that if Parent settles or compromises any such claim, demand or Proceeding without the consent of the Shareholders’ Representative, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such claim, demand or Proceeding (it being understood that if Parent requests that the Shareholders’ Representative consent to a settlement or compromise, the Shareholders’ Representative shall act reasonably in determining whether to provide such consent). Parent shall give the Shareholders’ Representative prompt notice after it becomes aware of the commencement of any such claim, demand or legal proceeding against Parent; provided, however, any failure on the part of Parent to so notify the Shareholders’ Representative shall not limit any of the obligations of the Shareholders or the Shareholders’ Representative, or any of the rights of any Indemnified Party, under this Article IX (except to the extent such failure materially adversely prejudices the defense of such claim, demand or Proceeding). If Parent does not elect to proceed with the defense (including settlement or compromise) of any such claim, demand or Proceeding, the Shareholders’ Representative may proceed with the defense of such claim, demand or Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Shareholders’ Representative may not settle or compromise any such claim, demand or Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld). No Indemnified Party (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     9.3 Survival of Representations, Warranties and Covenants.
          (a) Each covenant and agreement contained in this Agreement or in any agreement or other document required to be executed and delivered contemporaneously herewith or at the Closing (other than those covenants and agreements that are required to be fully performed at or prior to the Closing) shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All covenants and agreements that are required to be fully performed at or prior to the Closing and all representations and warranties contained in this Agreement or in any agreement or other document required to be executed and delivered contemporaneously herewith or at the Closing pursuant hereto shall survive the Closing until the date that is 18 months after the Closing Date and shall thereafter expire, except that any indemnification claim that has been made for a Breach of any such covenant, agreement, representation or warranty prior to such date shall survive until such claim is resolved.

          (b) Notwithstanding the provisions of Section 9.3(a), the limitations on survival set forth in Section 9.3(a) shall not apply to (i) claims against a Shareholder, Party or other Person based on criminal matters, actual fraud or intentional misrepresentation by such Shareholder, Party or other Person, of which such Shareholder, Party or other Person had actual knowledge, or in which such Shareholder, Party or other Person is otherwise implicated (collectively, “Specific Fraud Claims”) which shall survive without limitation (and in no event less than six years), (ii) claims (other than Specific Fraud Claims) relating to criminal matters, actual fraud or intentional misrepresentation (“General Fraud Claims,”), which shall survive the Closing until the date that is forty-two (42) months after the Closing Date and shall thereafter expire, except that any such indemnification claim that has been made on or prior to such date shall survive until such claim is resolved, (iii) the representations and warranties set forth in Sections 3.2 (Authority), 3.4 (Capitalization) and 3.18 (Intellectual Property) which shall survive the Closing until the date that is forty-two (42) months after the Closing Date and shall thereafter expire, except that any such indemnification claim that has been made on or prior to such date shall survive until such claim is resolved, and (iv) the representations and warranties set forth in Sections 3.8 (Employee Benefit Plans) and 3.10 (Taxes) which shall survive the Closing until the date that is twenty-four (24) months after the Closing Date and shall thereafter expire, except that any such indemnification claim that has been made prior to such date shall survive until such claim is resolved, (collectively, (i), (ii), (iii) and (iv) are referred to as the “Excluded Claims”).
          (c) Claims for indemnification pursuant to Sections 9.1(iv), (viii) or (ix) hereof must be made on or prior to the date that is twenty-four (24) months after the Closing Date, except that any such indemnification claim that has been made on or prior to such date shall survive until such claim is resolved. Claims for indemnification pursuant to Sections 9.1(iii), (v), (vi) or (vii) hereof must be made on or prior to the date that is forty-two (42) months after the Closing Date, except that any such indemnification claim that has been made on or prior to such date shall survive until such claim is resolved.
          (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands, if the notice of such claim sets forth the basis for any such potential or contingent claim or demand to the extent then reasonably feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.
     9.4 Limitations on Indemnification.
          (a) After the Closing Date, the Escrow Deposit, the Aggregate Option Holdback Amount and the Aggregate Bonus Holdback Amount shall be the Indemnified Parties’ sole recourse for (i) any indemnification claims made pursuant to Sections 9.1(i) or (x) hereof (except for Excluded Claims, as to which the foregoing limitation shall not apply) and (ii) indemnification claims made against Shareholders who are not Key Shareholders (except for Specific Fraud Claims, as to which the foregoing limitation shall not apply). Except in the case of Excluded Claims, there shall be no liability for Damages for indemnification claims pursuant to Sections 9.1(i) or (iv) hereof unless and until the aggregate amount of all Damages for all claims asserted by the Indemnified Parties exceeds $200,000; provided that, after the aggregate amount of Damages exceeds $200,000, all Damages in excess of the first $50,000 of such Damages shall be recoverable by the Indemnified Parties. Prior to the date that is eighteen (18)

months after the Closing Date, indemnification claims pursuant to this Agreement shall be satisfied first from the Escrow Deposit, Aggregate Option Holdback Amount and Aggregate Bonus Holdback Amount, if and to the extent the Escrow Deposit, Aggregate Option Holdback Amount and Aggregate Bonus Holdback Amount are then available to satisfy such claims; provided that, the foregoing provisions of this sentence shall not apply to Specific Fraud Claims. The aggregate liability of each Key Shareholder for Excluded Claims (other than Specific Fraud Claims) or claims pursuant to Sections 9.1(ii), (iii), (v), (vi) or (vii) hereof shall not exceed an amount equal to the amount of the Merger Consideration received by such Key Shareholder in the Merger. From and after the earlier to occur of (x) the date that is 18 months after the Closing Date and (y) such time as the Escrow Deposit, Aggregate Option Holdback Amount and Aggregate Bonus Holdback Amount shall have been fully depleted, the Indemnified Parties shall pursue indemnification claims of the nature described in Section 9.1(a)(v) (other than such claims which also constitute Specific Fraud Claims) pursuant to Section 11 of the Voting Agreement. The aggregate liability of the Key Shareholders for indemnification claims for breaches of representations and warranties set forth in Sections 3.8 (Employee Benefit Plans) and 3.10 (Taxes) hereof and claims described in Sections 9.1(iv), (viii) and (ix) hereof shall not exceed an amount equal to the greater of (A) $15,000,000 or (B) the product of (x) 50%, multiplied by (y) the aggregate amount of the Merger Consideration (provided that, in no event shall the aggregate liability of a Key Shareholder for such claims (other than Specific Fraud Claims) exceed an amount equal to the amount of the Merger Consideration received by such Key Shareholder). The amount of Damages incurred by an Indemnified Party which relate to any Liabilities which are set forth on, or for which reserves exist on, the Closing Balance Sheet (or which the Shareholders’ Representative can demonstrate by clear and convincing written evidence was taken into account in the calculation of Closing Net Assets) that shall be recoverable hereunder in indemnification shall be the amount of such Damages that exceeds the amount of such Liability or reserve (but only if the Liability set forth or reserved against on the Closing Balance Sheet is specifically identified thereon). Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, Section 9.3 hereof and this Section 9.4 hereof), there shall be no limitation, restriction or prohibition on the rights, remedies or entitlement of the Indemnified Parties (or any of them) to claim and recover Damages from any Shareholder or any other Party or Person, or otherwise exercise any rights or remedies (at law or in equity) available to such Indemnified Party with respect to any Shareholder or other Party or Person, whether pursuant to Section 9.1 or pursuant to applicable Law in connection with, resulting from or arising out of, directly or indirectly, Specific Fraud Claims against such Shareholder, Party or Person. Except for Fraud Claims and except in the case of injunctive relief as set forth in Article XI hereof, the indemnification provisions contained in this Article IX are Parent’s exclusive remedy for claims arising from this Agreement.
          (b) For purposes of quantifying Damages resulting from any Breach of any representation or warranty for purposes of indemnification under this Article IX, all representations and warranties shall be treated as if the words “materially,” “in all material respects” or similar words were omitted from such representations and warranties. The indemnification obligations of the parties hereto and the rights and remedies that may be exercised by an Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of any of the Indemnified Parties or any of their Representatives.

          (c) In the event Parent shall make an indemnification claim against the Escrow Deposit (or there shall be a deficit in Closing Net Assets pursuant to Section 1.10) pursuant to the terms and conditions of this Agreement and the Escrow Agreement and, as a result of such claim or deficit, amounts are to be paid from the Escrow Deposit to Parent (or an other Indemnified Party), then (i) the amount payable from the Escrow Deposit as a result of the claim or deficit shall be equal to the full amount to be paid as a result of the claim or deficit (the “Claim Payment”) reduced by an amount equal to the product of (x) the Claim Payment multiplied by (y) a fraction, (A) the numerator of which is the sum of Aggregate Option Holdback Amount initially set aside pursuant to Section 1.7(c) hereof (the “Initial Aggregate Option Holdback Amount”) plus the Aggregate Bonus Holdback Amount initially set aside pursuant to Section 1.9(d) hereof (the “Initial Aggregate Bonus Holdback Amount”, and together with the Initial Aggregate Option Holdback Amount, the “Initial Holdback Amount”), and (B) the denominator of which is the sum of the Initial Holdback Amount plus the initial Escrow Deposit (such product, the “Holdback Claim Amount”), and (ii) Parent shall be entitled to set off and recover from the Aggregate Option Holdback Amount and the Aggregate Bonus Holdback Amount, on a pro rata basis, an amount equal to the Holdback Claim Amount, and the Aggregate Option Holdback Amount and Aggregate Bonus Holdback Amount shall be reduced on a pro rata basis by the amount so set off and recovered; provided that, in the event the Aggregate Option Holdback Amount and Aggregate Bonus Holdback Amount (less the amount of all setoffs made pursuant to this Section 9.4(c) and Sections 1.7(c) and 1.9(d) hereof through date the payment from the Escrow Deposit as a result of the claim is to be made) shall be less than the Holdback Claim Amount for such claim or deficit, then no such reduction for the Holdback Claim Amount shall be made in respect of such claim or deficit and Parent may recover the full amount of such claim or deficit from the Escrow Deposit.
     9.5 No Contribution. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company, Parent, the Merger Sub and their respective Affiliates, directors, officers and employees, and, after the Effective Time, the Surviving Corporation, in connection with any actual or alleged breach of any representation, warranty or obligation set forth in this Agreement.
ARTICLE X
TERMINATION
     10.1 Termination.
          (a) This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:
               (i) by the Company if there has been a Breach by Parent with respect to its representations or warranties in this Agreement or in any ancillary document or the due and timely performance of any of Parent’s covenants and agreements contained in this Agreement or in any ancillary document, such that such Breach would cause any of the conditions set forth in Article VIII not to be satisfied at the time of such Breach, and such Breach shall not have been cured within ten (10) business days after receipt by Parent of notice specifying particularly such Breach;
               (ii) by Parent if there has been a Breach by the Company or any Key Shareholder with respect to any of their respective representations or warranties in this Agreement or in any ancillary document or the due and timely performance by the Company or any Key Shareholder of any of their respective covenants and agreements contained in this Agreement or in any ancillary document, and such that such Breach would cause any of the conditions set forth in Article VII not to be satisfied at the time of such Breach, and such Breach shall not have been cured within ten (10) business days after receipt by the Company or any Key Shareholder of notice specifying particularly such Breach;
               (iii) by mutual agreement of the Company and Parent;
               (iv) by either the Company or Parent if the Closing shall not have occurred on or before 90 days after the date hereof; provided that the Party seeking to terminate this Agreement shall not be entitled to terminate this Agreement if its (and in the case of the Company, any Key Shareholder’s) breach or violation of any representation, warranty or covenant contained herein shall have been the principal cause of the Closing not having occurred on or before such date;
               (v) by Parent if the Key Shareholders shall not have delivered properly completed and executed Written Consents representing the Requisite Votes to approve the Merger, this Agreement and the documents and transactions contemplated hereby within two (2) days of the date hereof, or if any Key Shareholder shall have indicated to the Company or Parent its intention to exercise dissenter’s rights;
               (vi) by the Company, on the one hand, or by Parent, on the other hand, if (i) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal; or
               (vii) by Parent if there has occurred an effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries taken together as a whole.
          (b) In the event of the termination of this Agreement pursuant to Section 10.1(a), (i) the Merger shall be abandoned; (ii) the provisions of Article IX, this Article X and Article XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE XI
MISCELLANEOUS
     11.1 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that the Company and the Key Shareholders may not make any assignment of this Agreement or any interest herein without the prior written consent of Parent. Any such purported assignment without such prior written consent shall be void and of no force or effect. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Parent hereunder may be assigned by Parent to a third party, in whole or in part, and to the extent so assigned, the Company and the Key Shareholders hereby recognize said assignee as the party-in-interest with respect to the rights and obligations assigned and agrees to look solely to said assignee for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by Parent.
     11.2 Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles; provided that the Merger shall be governed by the CGCL.
     11.3 Specific Performance. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to obtain injunctive relief before the Closing (and, in the case of Fraud Claims and claims relating to the enforcement of the provisions of Section 6.14, Section 6.16, Articles I, IX or XI hereof, after the Closing) to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.
     11.4 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however that if such unlawful clause is so material to the Party for whose benefit the clause was originally included so that such Party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section 11.9 hereof.
     11.5 Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by Parent, the Company and the Shareholders’ Representative.

     11.6 Waiver. Any Party hereto may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.
     11.7 Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given to the parties hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:
(a) If to Parent or to Merger Sub:
webMethods, Inc.
3877 Fairfax Ridge Road, South Tower
Fairfax, Virginia 22030
Attention: General Counsel
Telephone: (703) 460-2500
Facsimile: (703) 460-2599
with a copy to:
Morrison & Foerster LLP
1650 Tysons Boulevard
Suite 300
McLean, Virginia 22102
Attention: Lawrence T. Yanowitch, Esq.
                    Erik J. Velapoldi, Esq.
Telephone: (703) 760-7318
Facsimile: (703) 760-7777
(b) If to the Company:

Infravio, Inc.
1601 South de Anza Boulevard
Suite 165
Cupertino, California 95014
Attention: Chief Executive Officer
Telephone: (877) 246-3728
Facsimile: (408) 873-3800
with a copy to:
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306-2155
Attention: David Oh, Esq.
Telephone: (650) 843-5102
Facsimile: (650) 849-7400
(c) If to any Key Shareholder or the Shareholders’ Representative:
Walden International
One California St., Suite 2800
San Francisco, CA 94111
Attention: Mary Coleman
Telephone: (415) 765-7100
Facsimile: (415) 765-7200
with a copy to:
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306-2155
Attention: David Oh, Esq.
Telephone: (650) 843-5102
Facsimile: (650) 849-7400
or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.
     11.8 Expenses. All Transaction Expenses of the Company or any Shareholder shall be the responsibility of the Shareholders, such Transaction Expenses shall constitute Non-Ordinary Course Liabilities hereunder and, to the extent either (x) unpaid immediately prior to the Closing or (y) paid but the payment thereof has not been given effect on the Estimated Closing Balance Sheet, and except as otherwise provided in Article IX, such Transaction Expenses shall be deducted from the Total Consideration pursuant to Article I hereof. All Transaction Expenses of Parent shall be the responsibility of Parent.

     11.9 Arbitration.
          (a) Except as set forth in Section 11.3 and Section 11.9(c) hereof, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of Parent and the Shareholders’ Representative in accordance with said Rules. In the event Parent and the Shareholders’ Representative fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules. In the event Parent and the Shareholders’ Representative shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules. If at the time of the arbitration Parent and the Shareholders’ Representative agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of Parent and the Shareholders’ Representative in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules. All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.
          (b) The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured Party. A decision by a majority of the arbitrators shall be final, conclusive and binding. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in Fairfax County, Virginia.
          (c) The Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 11.9 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 11.9 shall prevent any Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.
          (d) In any arbitration hereunder, the holders of Company Stock and their respective successors shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf pursuant to Section 2.3. All communications or writings sent to the Shareholders’ Representative shall be deemed notice to all of the holders of Company Stock hereunder.
     11.10 Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Non-Disclosure Agreement, dated as of February 24, 2006, between the Company and Parent, embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

     11.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement (other than Section 6.14, which shall inure to the benefit of and be enforceable by the Indemnified Officers/Directors, and Article IX, which shall inure to the benefit of and be enforceable by the Indemnified Parties) is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any Party hereto or any other Person.
     11.12 Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.
     11.13 Further Representations. Each of the Company and Parent acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, and each Party to this Agreement acknowledges that it has had the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.
     11.14 Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.
     11.15 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
     11.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.
[Signatures appear on following pages.]

     IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

WEBMETHODS, INC.

By:	/s/ Douglas W. McNitt

Name:	Douglas W. McNitt
Title:	Executive Vice President and General Counsel

IOWA ACQUISITION CORP.

By:	/s/ Douglas W. McNitt

Name:	Douglas W. McNitt
Title:	Secretary and Chief Financial Officer

INFRAVIO, INC.

By:	/s/ Srinivas Balasubramanian

Name:	Srinivas Balasubramanian
Title:	Founder and CEO

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Mary Coleman

Mary Coleman

KEY SHAREHOLDERS

/s/ Srinivas Balasubramanian

Srinivas Balasubramanian

/s/ Mukund Balasubramanian

Mukund Balasubramanian
Signature Page to Agreement and Plan of Merger

WIIG-TDF PARTNERS, LLC

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan
Title:	Director of WIIG Management Co., Ltd. for and on behalf of the Fund Managers

WALDEN EDP PARTNERS II, L.P.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan
Title:	General Partner

WALDEN-NIKKO MAURITUS CO., LTD.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan
Title:	Director

WIIG COMMUNICATIONS PARTNERS, L.P.

By:	/s/ Lip - Bu Tan

Name:	Lip - Bu Tan
Title:	Director of Pacven Walden Management II, Co., Ltd. as Manager of WIIG Communications Management LLC as General Partner of WIIG Communications Partners, L.P.

WIIG COMMUNICATIONS PARTNERS ASSOCIATES FUND, L.P.

By:	/s/ Lip - Bu Tan

Name:	Lip - Bu Tan
Title:	Director of Pacven Walden Management II, Co., Ltd. as Manager of WIIG Communications Management LLC as General Partner of WIIG Communications Partners Associates Fund, L.P.
Signature Page to Agreement and Plan of Merger

PACVEN WALDEN VENTURES IV, L.P.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan
Title:	Director of Pacven Walden Management Co., Ltd. as General Partner of Pacven Walden Management II, L.P. as General Partner of Pacven Walden Ventures IV, L.P.

PACVEN WALDEN VENTURES IV ASSOCIATES FUND, L.P.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan
Title:	Director of Pacven Walden Management Co., Ltd. as General Partner of Pacven Walden Management II, L.P. as General Partner of Pacven Walden Ventures IV Associates Fund, L.P.

CRYSTAL INTERNET VENTURE FUND II (BVI), L.P.

By:	/s/ Joseph Tzeng

Name:	Joseph Tzeng
Title:	Its General Partner, Crystal Venture II President

CRYSTAL INTERNET VENTURE FUND II (BVI) CRYSTAL VISION, L.P.

By:	/s/ Joseph Tzeng

Name:	Joseph Tzeng
Title:	Its General Partner, Crystal Venture II President

NETIQ CORPORATION

By:	/s/ Charles Sansbury

Name:	Charles Sansbury
Title:	CFO, SVP Finance and Operations
Signature Page to Agreement and Plan of Merger

NETIQ IRELAND LIMITED

By:	/s/ Jeff Hawn

Name:	Jeff Hawn
Title:	Director
Signature Page to Agreement and Plan of Merger

APPENDICES

Appendix A	Defined Terms

Appendix B	Modified GAAP

Appendix C	Certain Matters

Appendix D	Non-Ordinary Course Liabilities
EXHIBITS

Exhibit A	Key Shareholders

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Employment Agreement (Founders)

Exhibit D-1	Form of Key Employee Agreement (U.S.)

Exhibit D-2	Form of Key Employee Agreement (India)

Exhibit E	Form of Plan of Merger

Exhibit F	Form of Option Amendment Agreement

Exhibit G	Form of Escrow Agreement

Exhibit H	Form of Letter of Transmittal

Exhibit I	Form of Amendment to Articles of Incorporation

Exhibit J	Form of Offer Letter

Exhibit K	Form of Non-Disclosure Agreement

Exhibit L	Form of Payoff Letter

Exhibit M-1	Form of Opinion of GCA Law Partners LLP

Exhibit M-1	Form of Opinion of Cooley Godward LLP

Exhibit M-3	Form of Opinion of Counsel for the Indian Subsidiary

Exhibit N	Form of Director Option Termination Agreement

Exhibit O	Form of Option Termination Agreement

Exhibit P	Form of Warrant Termination Agreement

Exhibit Q	Form of Restricted Stock Amendment Agreement

Exhibit R	Key Employees
Signature Page to Agreement and Plan of Merger

EXHIBIT A
KEY SHAREHOLDERS
1.	Srinivas Balasubramanian

2.	Mukund Balasubramanian

3.	Walden EDP Partners II, L.P.

4.	Walden-Nikko Mauritus Co., Inc.

5.	Wiig-TDF Partners, LLC

6.	Pacven Walden Ventures IV, L.P.

7.	Pacven Walden Ventures IV Associates Fund, L.P.

8.	WIIG Communications Partners, L.P.

9.	WIIG Communications Partners Associates Fund, L.P.

10.	Crystal Internet Venture Fund II (BVI), L.P.

11.	Crystal Internet Venture Fund II (BVI) Crystal Vision, L.P.

12.	NetIQ Corporation

13.	NetIQ Ireland Limited

EXHIBIT R
KEY EMPLOYEES
1.	Srinivas Balasubramanian

2.	Mukund Balasubramanian

3.	Jim Bole

4.	Miko Matsumara

5.	Rajesh Koilpillai

6.	Karthikeyan Sechachalam

7.	Soumadeep Sen *

8.	Senthil Kumar Shanmugam

9.	Sathyamoorthy Sridhar

10.	Saravanan Paramasivam *

11.	Venkatachalam Senthil Kumar

APPENDIX A
DEFINED TERMS
          (1) “2000 Stock Plan” means the Company’s 2000 Stock Plan, as amended and restated as of January 10, 2003.
          (2) “Accounting Firm” means an accounting firm mutually satisfactory to Parent and the Shareholders’ Representative.
          (3) “Affiliate” means as to any Party, any Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, Parent’s Affiliates shall include without limitation the Company.
          (4) “Agreement” means the Agreement and Plan of Merger to which this Appendix A is an appendix.
          (5) “Aggregate Option Holdback Amount” means an amount (as adjusted pursuant to Sections 1.10(d) or 9.4(c) of the Agreement from time to time) in cash equal to the product of (i) the Common Pro Rata Share multiplied by (ii) the number of Assumed Option Shares multiplied by (iii) $5,700,000.
          (6) “Aggregate Bonus Holdback Amount” means an amount (as adjusted pursuant to Section 1.10(d) or 9.4(c) of the Agreement from time to time) in cash equal to the product of (i) 0.15, multiplied by (ii) the aggregate amount of the Management Bonus Plan Payments.
          (7) “Aggregate Participation Amount” means an amount equal to the product of (i) the Participation Amount Per Share, multiplied by (ii) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time. For purposes of this definition, any shares of Company Stock canceled pursuant to Section 1.6(c) shall be disregarded, all Preferred Stock Warrants shall be disregarded and all shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding or deemed outstanding shall be deemed converted into Common Stock immediately prior to the Effective Time.
          (8) “Aggregate Preference Amount” means the sum of (i) an amount equal to the product of (A) the Series A Preference Per Share, multiplied by (B) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, plus (ii) an amount equal to the product of (A) the Series B Preference Per Share, multiplied by (B)

the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, plus (iii) an amount equal to the product of (A) the Series C Preference Per Share, multiplied by (B) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, plus (iv) an amount equal to the product of (A) the Series D Preference Per Share, multiplied by (B) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time, plus (iv) an amount equal to the product of (A) the Series D-1 Preference Per Share, multiplied by (B) the aggregate number of shares of Series D-1 Preferred Stock outstanding immediately prior to the Effective Time. For purposes of this definition, any shares of Company Stock canceled pursuant to the last sentence of Section 1.6(a) shall be disregarded, all Preferred Stock Warrants shall be deemed exercised and any Bridge Notes as to which the Company has timely received duly executed Conversion Notices prior to the Effective Time shall be deemed converted into shares of Series D-1 Preferred Stock.
          (9) “Articles of Incorporation” means the Company’s Articles of Incorporation, as amended from time to time.
          (10) “Assumed Company Option Exchange Ratio” means that number of shares of Parent Common Stock derived by dividing (x) the Common Closing Consideration Per Share by (y) the Closing Measurement Price.
          (11) “Assumed Options” means all Company Options issued pursuant to the 2000 Stock Plan that are outstanding, unexercised and unexpired immediately prior to the Effective Time and are held by Company Employees immediately prior to the Effective Time.
          (12) “Assumed Option Shares” means the number of shares of Company Common Stock into which the Assumed Options are exercisable (whether or not vested) immediately prior to the Effective Time.
          (13) “Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries at June 30, 2006.
          (14) “Balance Sheet Date” means the date of the Balance Sheet.
          (15) “Benefit Plan” means any (i) plan fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option, phantom stock, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate of the Company, whether or not legally binding, (ii) Pension Plan or (iii) Welfare Plan.
          (16) There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, any misrepresentation with respect to, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach or failure.
          (17) “Bridge Notes” means those certain Convertible Promissory Notes by and between the Company and certain Shareholders, dated July 15, 2005, December 12, 2005, December 28, 2005, January 10, 2006, February 10, 2006, May 26, 2006, June 28, 2006, August 2, 2006, August 9, 2006, and August 14, 2006 and any other similar bridge notes outstanding on the date hereof or issued by the Company after the date hereof with Parent’s prior written consent pursuant to Section 6.2 hereof.
          (18) “Carve-Out Plans” means, collectively, the Management Bonus Plan and the Employee Sign-On Plan.
          (19) “CGCL” means the California General Corporation Law.
          (20) “Closing” means the closing of the transactions contemplated by this Agreement.
          (21) “Closing Adjustments” means the Closing Net Assets, the Indebtedness, the Non-Ordinary Course Liabilities, collectively.
          (22) “Closing Balance Sheet” means a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date on a post-Closing basis, prepared in accordance with Modified GAAP, giving effect to the payment of Transaction Expenses that were paid by the Company prior to the Closing Date and giving effect to the payment from the Total Consideration of Indebtedness and Non-Ordinary Course Liabilities pursuant to Section 1.9 of the Agreement, and setting forth the Closing Net Assets.
          (23) “Closing Date” means the date on which the Closing occurs.
          (24) “Closing Measurement Price” means the average of the closing prices for Parent Common Stock on the Nasdaq National Market as reported in The Wall Street Journal for the five (5) consecutive Trading Days ending on the second (2nd) Trading Day prior to the Closing Date.
          (25) “Closing Net Assets” means the amount by which the book value of the total assets of the Company and its Subsidiaries exceeds the book value of the total liabilities of the Company and its Subsidiaries, in each case determined as of the Closing Date on a post-Closing basis (giving effect to the payment of Transaction Expenses that were paid by the Company prior to the Closing Date and giving effect to the payment of Indebtedness and Non-Ordinary Course Liabilities pursuant to Section 1.9 of the Agreement) in accordance with Modified GAAP.
          (26) “COBRA” means Section 4980B of the Code, Part 6 of Title I of ERISA, similar provisions of state law and applicable regulations relating to any of the foregoing.
          (27) “Code” means the Internal Revenue Code of 1986, as amended.

          (28) “Common Pro Rata Share” means an amount equal to the quotient of (i) the Participation Amount Per Share divided by (ii) the sum of (A) the Aggregate Participation Amount, plus (B) the Aggregate Preference Amount. For purposes of clause (ii)(B), the portion of the Aggregate Preference Amount attributable to the Preferred Stock Warrants shall be disregarded.
          (29) “Common Closing Consideration Per Share” means an amount equal to the difference between (i) the Participation Amount Per Share, minus (ii) an amount equal to the product of (A) the Common Pro Rata Share, multiplied by (B) the Escrow Deposit.
          (30) “Company Employees” means with respect to any particular date or time, the employees of the Company and its Subsidiaries on such date or time.
          (31) “Company Intellectual Property Rights” means the Intellectual Property Rights used or proposed to be used in the conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted.
          (32) “Common Stock” means the Company’s Common Stock, no par value per share.
          (33) “Company Options” means all options to purchase shares of Common Stock granted pursuant to the 2000 Stock Plan and that are outstanding, unexercised and unexpired.
          (34) “Company Stock” means the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series D-1 Preferred Stock, collectively.
          (35) “Company Warrants” means all outstanding warrants to purchase Company Stock.
          (36) “Conversion Notice” means, with respect to a Bridge Note, an irrevocable notice of conversion of such Bridge Note, effective immediately prior to the Effective Time, duly executed and delivered by the holder thereof to the Company no later than three (3) days prior to the Closing Date.
          (37) “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective assets or properties are bound.
          (38) “Damages” means all Liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description (which shall be deemed to include, without limitation, reasonable attorneys’ fees and disbursements incurred in connection with any Proceeding by Parent or an Indemnified Party seeking to enforce any of the indemnification obligations set forth in Article IX if such Proceeding by Parent or such Indemnified Party is successful in recovering (or in obtaining a determination, judgment, award or agreement that Parent or such Indemnified Party shall be awarded or paid) all or a portion of the amounts claimed under such indemnification obligations)).
          (39) “Director Option” means a Company Option that is held by a director of the Company immediately prior to the Effective Time.
          (40) “Director Option Termination Agreement” means an option termination agreement in the form attached hereto as Exhibit N.
          (41) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
          (42) “Employee Sign-On Plan” means the Company’s Employee Sign-On Bonus Plan.
          (43) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
          (44) “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other similar right (including without limitation, with respect to any shares of Company Stock, any preemptive right, right of first refusal, put, call or other restriction on transfer).
          (45) “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.
          (46) “Environmental Laws” means all Laws relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 121 et. seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et. seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

          (47) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (48) “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former Subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.
          (49) “Escrow Deposit” means an amount of the Total Consideration equal to the difference of (i) $5,700,000 minus (ii) the Aggregate Bonus Holdback Amount; which amount is to be deposited into and held in escrow pursuant to Section 1.8 in order to secure (i) the payment of the Post-Closing Adjustment, if any, pursuant to Section 1.10 hereof and (ii) the satisfaction of claims pursuant to Article IX of this Agreement. After the initial deposit of the Escrow Deposit pursuant to Section 1.8, “Escrow Deposit” shall mean and refer to such initial amount deposited plus all earnings and interest accrued thereon while on deposit with the Escrow Agent.
          (50) “Estimated Closing Balance Sheet” means an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date on a post-Closing basis, prepared in accordance with Modified GAAP, giving effect to the payment of Transaction Expenses that were paid by the Company prior to the Closing Date and giving effect to the payment from the Total Consideration of Indebtedness and Non-Ordinary Course Liabilities pursuant to Section 1.9(b) of the Agreement, and setting forth the Estimated Net Assets.
          (51) “Estimated Net Assets” means the amount by which the book value of the total assets of the Company and its Subsidiaries exceeds the book value of the total liabilities of the Company and its Subsidiaries, in each case determined as of the Closing Date on a post-Closing basis (giving effect to the payment of Transaction Expenses that were paid by the Company prior to the Closing Date and giving effect to the payment from the Total Consideration of Indebtedness and Non-Ordinary Course Liabilities pursuant to Section 1.9 of the Agreement) in accordance with Modified GAAP.
          (52) “Estimated Net Assets Deficit” shall mean the amount, if any, determined as of the Closing Date, by which the Target Net Assets exceeds the Estimated Net Assets.
          (53) “Estimated Net Assets Surplus” shall mean the amount, if any, determined as of the Closing Date, by which the Estimated Net Assets exceeds the Target Net Assets.
          (54) “Financial Statements” means the Year-End Financials and the Interim Financials.
          (55) “FIRPTA” means the Foreign Investment and Real Property Tax Act of 1980, as amended.
          (56) “Founders” means Srinivas Balasubramanian and Mukund Balasubramanian.
          (57) “Fraud Claims” shall mean General Fraud Claims and Specific Fraud Claims.

          (58) “Fully Diluted Share Number” means the sum (without duplication as to any share of Common Stock in the event more than one of (A), (B) or (C) are applicable to such share of Common Stock) of (A) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (B) the aggregate number of shares of Common Stock into which all shares of preferred stock outstanding (other than Series A Preferred Stock) could be converted immediately prior to the Effective Time (assuming full exercise of all outstanding Preferred Stock Warrants), plus (C) the aggregate number of shares of Common Stock into which all options, warrants, or other rights to acquire or receive shares of Common Stock, whether vested or unvested, outstanding immediately prior to the Effective Time, if any, could be converted. The following shall be disregarded for the purposes of this definition: (i) any shares of Company Stock to be canceled pursuant to the last sentence of Section 1.6(a), (ii) any Company Options that are outstanding, unvested, unexercised and unexpired immediately prior to the Effective Time that are held by a Person other than a Company Employee or a director of the Company immediately prior to the Effective Time and that shall terminate upon the Effective Time and (iii) any shares of Company Stock issuable upon conversion of any Bridge Notes for which the Company has received a duly executed Payoff Letter prior to the Effective Time and which shall be fully satisfied upon the Effective Time.
          (59) “GAAP” means United States generally accepted accounting principles, consistently applied.
          (60) “Government” means any agency or instrumentality of the United States of America or any state or territory or subdivision thereof and any agency or instrumentality of any of the foregoing.
          (61) “Government Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.
          (62) “Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.
          (63) “Government Contract” means any Contract, including an individual task order, delivery order, purchase order, or blanket purchase agreement, between the Company or any of its Subsidiaries and the U.S. Government or any other Government Authority, as well as any subcontract or other arrangement by which (i) the Company has agreed to provide goods or services to a prime contractor, to the Government Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company, where, in either event, such goods or services ultimately will benefit or be used by the Government Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.
          (64) “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.
          (65) “Indebtedness” means indebtedness of the Company and its Subsidiaries for borrowed money.
          (66) “Indemnified Party” means Parent, Merger Sub and, after the Closing, the Surviving Corporation, and their respective officers, directors, employees, shareholders, assigns, successors and Affiliates.
          (67) “Indian Subsidiary” means the Company’s Subsidiary, Roxer.com Private Limited (dba Infravio Technology), a private limited company incorporated under laws of the Republic of India.
          (68) “Intellectual Property Rights” means all world-wide (i) patents, patent applications, and patent disclosures (including provisional applications, continuations and continuations-in-part), (ii) trademarks, service marks, trade dress, trade names, logos, domain names, URLs and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property rights throughout the world, (viii) “technical data” as defined in 48 Code of Federal Regulations, Part 52 and underlying agency supplements, and (ix) copies, tangible, electronic and optical embodiments thereof (in whatever form or medium).
          (69) “Interim Financials” means the Balance Sheet and the unaudited consolidated statement of income of the Company and its Subsidiaries for the fiscal year ended June 30, 2006.
          (70) “IRS” means the Internal Revenue Service or any successor agency thereto.
          (71) “Key Employees” means each of the individuals listed on Exhibit R.
          (72) “knowledge of the Company” with respect to a particular fact or other matter, means (i) the actual knowledge of any of the directors and officers of the Company or its Subsidiaries, any of the Key Employees (other than the Key Employees marked with an asterisk on Exhibit R), or Rick Kadet and (ii) the knowledge regarding such fact or other matter of which any such Persons, acting prudently, could be reasonably expected to discover or otherwise become aware in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter.

          (73) “Laws” means all laws, statutes, ordinances, rules and regulations of any Government Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.
          (74) “Letter of Intent” means the letter agreement, dated as of April 17, 2006, by and among the Company, Parent and the Stockholders named therein (together with Exhibit A thereto), as amended by the letter agreement, dated as of May 30, 2006, by and among the Company, Parent and the Stockholders named therein.
          (75) “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, license fee, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.
          (76) “Management Bonus Plan” means the Company’s Management Bonus Plan.
          (77) “Management Bonus Plan Payments” means all payments required to be made at the Closing to participants in the Management Bonus Plan.
          (78) “Material Adverse Effect” with respect to any Person, means any effect, event or change which, individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, prospects, operations, commercial relationships or customer, supplier or employee relations of such Person or its Subsidiaries; provided that, in no event shall any of the following, in and of itself, be deemed to have or constitute a Material Adverse Effect: (i) any effects, events or changes that are directly caused by or directly result from conditions affecting the industries in which such Person or its Subsidiaries participates, provided that such effects, events or changes do not disproportionately affect such Person or its Subsidiaries, (ii) any effects, events or changes that are directly caused by or directly result from conditions affecting the U.S. economy as a whole or foreign economies as a whole in any countries where such Person or its Subsidiaries have material operations, provided that such effects, events or changes do not disproportionately affect such Person or its Subsidiaries, (iii) any effects, events or changes that are brought about through acts of war or terrorism, (iv) any effects, events or changes arising from the taking of any action by the Company required by the Agreement (other than any action required by Sections 6.2 or 6.8 hereof) or (v) any effects, events or changes arising from Parent’s refusal to waive compliance with Section 6.2 hereof with respect to any proposed course of action to be taken by the Company (provided the Company does not breach or violate Section 6.2 hereof).
          (79) “Material Contract” means each Contract (including any amendments, modifications, changes, side letters, verbal understandings or acknowledged courses of dealing thereto): (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which could require aggregate payments by or to the Company or its Subsidiaries, or involve an unperformed commitment or services having a value, in excess of $10,000; (iii) pursuant to which the Company or its Subsidiaries has made or is obligated to make loans or advances, or has or is obligated to incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (v) involving a partnership, joint venture or similar cooperative undertaking; (vi) imposing restrictions on the Company or any of its Subsidiaries or its business with respect to the geographical area of operations of the Company or its Subsidiaries or scope or type of business of the Company and its Subsidiaries or the Company’s or its Subsidiaries’ right to hire or solicit any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any of its Subsidiaries; (viii) which requires that the Company take affirmative action or perform obligations extending beyond one (1) year from the date of this Agreement; (ix) which contains warranties with respect to the products manufactured and/or sold or licensed by the Company or its Subsidiaries (including any Products) other than those warranties expressly made in the literature accompanying such products; (x) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (xi) which is an employment, consulting or professional advisor agreement; (xii) which cannot be terminated without penalty or payment on at least ninety (90) days’ notice; (xiii) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or its Subsidiaries or the securities of any other Person other than option agreements pursuant to which the options listed on Schedule 3.4(c) to the Disclosure Schedule are outstanding; (xiv) with any Government or Government Authority; (xv) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (xvi) which is a letter of intent providing for the potential sale of the Company or any of its Subsidiaries, directly or indirectly, by asset or stock sale, merger or otherwise; (xvii) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.
          (80) “Merger Consideration” means the sum of (i) the Total Consideration, as adjusted by Section 1.9 hereof and (ii) the aggregate exercise price attributable to each of (x) the Cashed-Out Options, (y) the Assumed Options and (z) each of the Company Warrants for which the holder has duly executed and delivered to Parent a Warrant Termination Agreement prior to the Effective Time and which remains in effect at the Effective Time.
          (81) “Merger Sub Common Stock” means the Common Stock, no par value per share, of Merger Sub.
          (82) “Non-Ordinary Course Liabilities” means the following Liabilities of the Company and its Subsidiaries: (i) any Liability for severance or other compensation provided or payable to employees or consultants of the Company in connection with the Merger (including without limitation, any payments under the Carve-Out Plans and any other bonuses or cash compensation payable upon, as a result of, or contingent upon, the consummation of the Merger) (in each case, including any employer payroll Taxes thereon and calculated prior to the deduction of any employee withholding Taxes), (ii) any Transaction Expenses and (iii) all Liabilities described on Appendix D hereto.

          (83) “Option Spread Amount” means, with respect to a Company Option, an amount of cash, without interest, equal to the product of (A) the number of shares of Common Stock subject to such Company Option multiplied by (B) (x) the Participation Amount Per Share, minus (y) the exercise price per share attributable to such Company Option.
          (84) “Option Termination Agreement” means an option termination agreement in the form attached hereto as Exhibit O.
          (85) “Paid Transaction Expenses” means Transaction Expenses of the Company or any Shareholder that were paid by the Company prior to the Closing Date.
          (86) “Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.
          (87) “Participation Amount Per Share” means an amount equal to the quotient of (i) an amount (but not below zero) equal to the difference between (A) the Merger Consideration, minus (B) the Aggregate Preference Amount, divided by (ii) the Fully Diluted Share Number.
          (88) “Pension Plan” means any Employee Pension Benefit Plan which has been maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate in the six (6) years prior to the date hereof.
          (89) “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Government Authority or other entity.
          (90) “Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock.
          (91) “Preferred Stock Warrants” means the Company Warrants exercisable for shares of Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.
          (92) “Proceeding” means any action, arbitration, audit, case, examination, proceeding, investigation, hearing, litigation, suit or appeal (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, heard by or before or otherwise involving any Government Authority, arbitrator or other adjudicative body.
          (93) “Product” means any software, hardware or firmware now or within the past four (4) years offered for sale or license or for use as a service by the Company or any of its Subsidiaries, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware and firmware.
          (94) “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Section 4975 of the Code.

          (95) “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License or (viii) the Apache License.
          (96) “Related Party” means any Key Shareholder, any Affiliate of any Key Shareholder, any officer, director, employee, shareholder or Affiliate of the Company, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any such Person or individual owns any beneficial interest.
          (97) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.
          (98) “Representatives” means, as to a Person, such Person’s Affiliates and shareholders and any officers, directors, employees, consultants, advisors, trustees, accountants, agents, representatives and attorneys, or any representative thereof, including without limitation, any broker disclosed in Article III or Article IV hereof.
          (99) “Requisite Vote” means the affirmative vote of (i) at least 50% of all issued and outstanding shares of Common Stock voting separately as a class; (ii) at least 50% of all issued and outstanding shares of Series A Preferred Stock voting separately as a class; (iii) at least 50% of all issued and outstanding shares of Series B Preferred Stock voting separately as a class; (iv) at least 50% of all issued and outstanding shares of Series C Preferred Stock voting separately as a class; (v) at least 60% of all issued and outstanding shares of Series D Preferred Stock voting separately as a class; (vi) at least 50% of all issued and outstanding shares of Series D-1 Preferred Stock voting separately as a class; (vii) at least 60% of all issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting separately as a class on an as-converted to Common Stock basis and (viii) at least 50% of all issued and outstanding shares of Company Stock, voting on an as-converted to Common Stock basis.
          (100) “Restricted Shares” means any shares of Company Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, substantial risk of forfeiture or other similar condition (in each case without giving effect to any acceleration of vesting or lapse of such option, risk or condition due to the consummation of the Merger and the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar agreement between the holder thereof and the Company.

          (101) “Restricted Stock Amendment Agreement” means a Restricted Stock Amendment Agreement in the form attached hereto as Exhibit Q.
          (102) “Series A Closing Consideration Per Share” means an amount equal to the difference between (i) the Series A Preference Per Share, minus (ii) an amount equal to the product of (A) the Series A Pro Rata Share, multiplied by (B) the Escrow Deposit.
          (103) “Series A Preference Per Share” means the preference amount which each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time is entitled to receive under Article 3, Section 2.1(a) of the Articles of Incorporation upon a liquidation of the Company based upon the amount of the Merger Consideration.
          (104) “Series A Preferred Stock” means the Company’s Series A Preferred Stock, no par value per share.
          (105) “Series A Pro Rata Share” means an amount equal to the quotient of (i) the Series A Preference Per Share, divided by (ii) the sum of (A) the Aggregate Participation Amount, plus (B) the Aggregate Preference Amount. For purposes of clause (ii)(B), the portion of the Aggregate Preference Amount attributable to the Preferred Stock Warrants shall be disregarded.
          (106) “Series B Closing Consideration Per Share” means an amount equal to the difference between (i) the Series B Total Consideration Per Share, minus (ii) an amount equal to the product of (A) the Series B Pro Rata Share, multiplied by (B) the Escrow Deposit.
          (107) “Series B Preference Per Share” means the preference amount which each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time is entitled to receive under Article 3, Section 2.1(a) of the Articles of Incorporation upon a liquidation of the Company based upon the amount of the Merger Consideration.
          (108) “Series B Preferred Stock” means the Company’s Series B Preferred Stock, no par value per share.
          (109) “Series B Pro Rata Share” means an amount equal to the quotient of (i) the Series B Total Consideration Per Share divided by (ii) the sum of (A) the Aggregate Participation Amount, plus (B) the Aggregate Preference Amount. For purposes of clause (ii)(B), the portion of the Aggregate Preference Amount attributable to the Preferred Stock Warrants shall be disregarded.
          (110) “Series B Total Consideration Per Share” means an amount equal to the sum of (i) the Series B Preference Per Share, plus (ii) an amount equal to the product of (A) the Participation Amount Per Share, multiplied by (B) that number of shares of Common Stock into which one share of Series B Preferred Stock is convertible in accordance with Article 3, Section 3 of the Articles of Incorporation immediately prior to the Effective Time.
          (111) “Series C Closing Consideration Per Share” means an amount equal to the difference between (i) the Series C Total Consideration Per Share, minus (ii) an amount equal to the product of (A) the Series C Pro Rata Share, multiplied by (B) the Escrow Deposit.

          (112) “Series C Preference Per Share” means the preference amount which each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time is entitled to receive under Article 3, Section 2.1(a) of the Articles of Incorporation upon a liquidation of the Company based upon the amount of the Merger Consideration.
          (113) “Series C Preferred Stock” means the Company’s Series C Preferred Stock, no par value per share.
          (114) “Series C Pro Rata Share” means an amount equal to the quotient of (i) the Series C Total Consideration Per Share, divided by (ii) the sum of (A) the Aggregate Participation Amount, plus (B) the Aggregate Preference Amount. For purposes of clause (ii)(B), the portion of the Aggregate Preference Amount attributable to the Preferred Stock Warrants shall be disregarded.
          (115) “Series C Total Consideration Per Share” means an amount equal to the sum of (i) the Series C Preference Per Share, plus (ii) an amount equal to the product of (A) the Participation Amount Per Share, multiplied by (B) that number of shares of Common Stock into which one share of Series C Preferred Stock is convertible in accordance with Article 3, Section 3 of the Articles of Incorporation immediately prior to the Effective Time.
          (116) “Series D-1 Closing Consideration Per Share” means an amount equal to the difference between (i) the Series D-1 Preference Per Share, minus (ii) an amount equal to the product of (A) the Series D-1 Pro Rata Share, multiplied by (B) the Escrow Deposit.
          (117) “Series D-1 Preference Per Share” means the preference amount which each share of Series D-1 Preferred Stock issued and outstanding immediately prior to the Effective Time is entitled to receive under Article 3, Section 2.1(a) of the Articles of Incorporation upon a liquidation of the Company based upon the amount of the Merger Consideration.
          (118) “Series D-1 Preferred Stock” means the Company’s Series D-1 Preferred Stock, no par value per share.
          (119) “Series D-1 Pro Rata Share” means an amount equal to the quotient of (i) the Series D-1 Preference Per Share, divided by (ii) the sum of (A) the Aggregate Participation Amount, plus (B) the Aggregate Preference Amount. For purposes of clause (ii)(B), the portion of the Aggregate Preference Amount attributable to the Preferred Stock Warrants shall be disregarded.
          (120) “Series D Closing Consideration Per Share” means an amount equal to the difference between (i) the Series D Total Consideration Per Share, minus (ii) an amount equal to the product of (A) the Series D Pro Rata Share, multiplied by (B) the Escrow Deposit.
          (121) “Series D Preference Per Share” means the preference amount which each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time is entitled to receive under Article 3, Section 2.1(a) of the Articles of Incorporation upon a liquidation of the Company based upon the amount of the Merger Consideration.

          (122) “Series D Preferred Stock” means the Company’s Series D Preferred Stock, no par value per share.
          (123) “Series D Pro Rata Share” means an amount equal to the quotient of (i) the Series D Total Consideration Per Share, divided by (ii) an amount equal to the sum of (A) the Aggregate Participation Amount, plus (B) the Aggregate Preference Amount. For purposes of clause (ii)(B), the portion of the Aggregate Preference Amount attributable to the Preferred Stock Warrants shall be disregarded.
          (124) “Series D Total Consideration Per Share” means an amount equal to the sum of (i) the Series D Preference Per Share, plus (ii) an amount equal to the product of (A) the Participation Amount Per Share, multiplied by (B) that number of shares of Common Stock into which one share of Series D Preferred Stock is convertible in accordance with Article 3, Section 3 of the Articles of Incorporation immediately prior to the Effective Time.
          (125) “Shareholders” means the holders of the Company Stock.
          (126) “Share Merger Consideration” means the total portion of the Merger Consideration payable hereunder to the Shareholders in the Merger.
          (127) “Statement of Closing Liabilities” means a schedule setting forth the amount of Indebtedness and Non-Ordinary Course Liabilities on the Closing Date as of immediately prior to the Closing.
          (128) “Statement of Estimated Closing Liabilities” means a schedule setting forth the estimated amount of Indebtedness and Non-Ordinary Course Liabilities on the Closing Date as of immediately prior to the Closing.
          (129) “Subsidiary” of a Person means any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.
          (130) “Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.
          (131) “Target Net Assets” means zero dollars ($0).
          (132) “Tax” or “Taxes” means all federal, state, local, foreign tax or similar governmental fee, levy, assessment or charge of any kind whatsoever, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental , customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not.

          (133) “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a Government Authority, including any schedule or attachment thereto, and including any amendment thereof, and where relevant, any statement required by a Government Authority be provided to a third party with respect to Taxes.
          (134) “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically designated as not owned by the Company or its Subsidiaries on Schedule 3.18(b) used or proposed to be used in the conduct of the business of the Company and its Subsidiaries as currently conducted and proposed to be conducted.
          (135) “Trading Day” shall mean any day on which the Nasdaq National Market is open and available for at least five (5) hours for the trading of securities.
          (136) “Transaction Agreements” means the other documents contemplated by this Agreement.
          (137) “Transaction Expenses” means, with respect to a Person, all fees, costs, commissions and expenses incurred by, paid or payable by such Person in connection with the transactions contemplated hereby, including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants, and bank fees.
          (138) “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.
          (139) “User Data” shall mean, to the extent collected or acquired by or on behalf of the Company or any of its Subsidiaries, (i) all data related to impression, query, hit and click-through activity of users, including user identification and associated activities, at a website and all other data associated with a user’s behavior on a website, including, without limitation, any e-mail lists or other user information acquired by the Company directly or indirectly from a third party that collected such information, (ii) all data that contains a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, photograph, identifier uniquely associated with a natural person such as a social security number, driver’s license number, passport number or customer number (but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify the person), or any other information that, alone or in combination, allows the identification of a natural person, (iii) known, assumed or inferred information or attributes about a user, including user profiles, and (iv) all derivatives, compilations, distillations and aggregations of (i), (ii) and (iii).
          (140) “Vested Non-Employee Option” means a Company Option that is outstanding, vested, unexercised and unexpired immediately prior to the Effective Time that is held by a Person other than a Company Employee or a director of the Company immediately prior to the Effective Time.
          (141) “Warrant Termination Agreement” means a warrant termination agreement substantially in the form attached hereto as Exhibit P.

          (142) “Welfare Plan” means any (i) Employee Welfare Benefit Plan which is currently maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate or (ii) Employee Welfare Benefit Plan which was previously maintained, administered or contributed to by the Company or an ERISA Affiliate.
          (143) “Year-End Financials” means (i) the audited consolidated balance sheet of the Company and its Subsidiaries and the audited consolidated statements of income cash flow and retained earnings of the Company and its Subsidiaries at and for the fiscal year ended June 30, 2003 and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries and the unaudited consolidated statements of income, cash flow and retained earnings of the Company and its Subsidiaries at and for the fiscal years ended June 30, 2004 and 2005.

SCHEDULES

Schedule	Description

Schedule 3.1(a)	Jurisdictions Where Qualified to do Business

Schedule 3.1(b)	Names under Which the Company and Infravio have Conducted Business

Schedule 3.3	Notices, Consents, and Accelerations

Schedule 3.4(a)(i)	Names, Addresses, and Number of Shares Owned by Each Shareholder

Schedule 3.4(b)	General Restrictions on Transfer of Capital Stock

Schedule 3.4(c)	Options and Warrants

Schedule 3.4(d)	Voting Agreements and Shareholder Agreements

Schedule 3.4(e)	Company Subsidiaries and Capitalization of Subsidiaries

Schedule 3.5(a)	Year-End Financials and Interim Financials

Schedule 3.5(b)	Receivables

Schedule 3.6	Liabilities

Schedule 3.7(iv)	Adverse Changes

Schedule 3.7(vi)	Expenses Not in the Ordinary Course of Business

Schedule 3.8(a)	Employee Benefit Plans

Schedule 3.8(h)	Benefit Plans — Financial Filings

Schedule 3.8(i)	Benefit Plans — Documentation Delivered to Parent Corporation

Schedule 3.8(j)	Benefit Plans — ERISA

Schedule 3.8(k)	Benefit Plans — Early Withdrawal Policies

Schedule 3.8(m)	Benefit Plans — Agreements and Accelerations

Schedule 3.9(a)(i)	Current Employees

Schedule 3.9(a)(ii)	Employee Compensation

Schedule 3.9(a)(iii)	Employee Indemnification Agreements

Schedule 3.9(d)	Violations of Employee Agreements

Schedule 3.10(a)	Filed Tax Returns

Schedule 3.10(b)	Status of Tax Returns

Schedule 3.10(c)	Withholding Taxes

Schedule 3.10(d)	Outstanding Tax Claims

Schedule 3.10(f)	Outstanding Tax Assessments

Schedule 3.10(h)	Parachute Payments

Schedule 3.10(j)	Tax Liabilities

Schedule 3.10(p)	Limitations on Use of Tax Attributes

Schedule 3.10(q)	Audited Tax Returns

Schedule 3.11(a)	Real Property Leases

Schedule 3.11(b)	Fixed Assets

Schedule 3.11(c)	Encumbrances to Assets

Schedule 3.12(a)	Contracts

Schedule 3.12(b)	Proposed Contracts

Schedule 3.13	Litigation

Schedule 3.14	Compliance with Laws

Schedule 3.15	Government Contracts and Bids

Schedule	Description

Schedule 3.17	Insurance

Schedule 3.18(a)	Intellectual Property

Schedule 3.18(b)	U.S. Patent Filings

Schedule 3.18(d)	Material Deviations from Standard Form End-User Licenses and Services Agreements

Schedule 3.18(e)	Trade Secrets

Schedule 3.18(g)	Intellectual Property Litigation

Schedule 3.18(j)	Domain Name and URLs

Schedule 3.18(k)	Trademarks

Schedule 3.18(l)	Intellectual Property Contracts

Schedule 3.18(n)	Use of Public Software

Schedule 3.19	Related Party Transactions

Schedule 3.20	Customers

Schedule 3.21	Brokers

Schedule 3.22	Bank Accounts; Powers of Attorney